Exhibit 10.5

EXECUTION COPY

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLOUD PEAK ENERGY RESOURCES LLC

Dated November 19, 2009

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2
1.1 Defined Terms	2
1.2 Other Definitional Provisions; Interpretation	17

ARTICLE 2 FORMATION	18
2.1 Formation; Qualification	18
2.2 Name	18
2.3 Term	18
2.4 Headquarters Office	18
2.5 Registered Agent and Office	18
2.6 Purpose	19
2.7 Powers	19

ARTICLE 3 MEMBERS AND INTERESTS	19
3.1 Members	19
3.2 Meeting of Members	20
3.3 Membership Units	22
3.4 Authorization and Issuance of Additional Units	25

ARTICLE 4 MANAGEMENT AND OPERATIONS	26
4.1 Manager	26
4.2 Management Authority	26
4.3 Rio Tinto Member Approval Rights	27
4.4 Duties	28
4.5 Reliance by Third Parties	28
4.6 Resignation	28
4.7 Removal	29
4.8 Vacancies	29
4.9 Information Relating to the Company	29
4.10 Insurance	29
4.11 Board of Directors	30
4.12 Officers	30
4.13 Certain Costs, Fees and Expenses	30
4.14 Certain Duties and Obligations of the Members	31
4.15 Limitation of Liability; Exculpation	31
4.16 Indemnification	32
4.17 Title to Assets; Liens	33
4.18 CPE Conduct of Business Only Through the Company	33
4.19 Business Opportunities	34

ARTICLE 5 CAPITAL CONTRIBUTIONS; DISTRIBUTIONS	36
5.1 Capital Contributions	36

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5.2 Loans from Members	36
5.3 Loans from Third Parties	36
5.4 Distributions	36
5.5 Revisions to Reflect Issuance of Additional Units	37

ARTICLE 6 BOOKS AND RECORDS; TAX; CAPITAL ACCOUNTS; ALLOCATIONS	37
6.1 General Accounting Matters	37
6.2 Capital Accounts	38
6.3 Allocations	38
6.4 Allocations of Net Income and Net Losses for U.S. Federal Income Tax Purposes	40
6.5 Revisions to Allocations to Reflect Issuance	42
6.6 Certain Tax Matters	42
6.7 Tax Year	43
6.8 Withholding Requirements	43
6.9 Reports to Members	44
6.10 Auditors	45

ARTICLE 7 DISSOLUTION	45
7.1 Dissolution	45
7.2 Winding-Up	46
7.3 Final Distribution	46

ARTICLE 8 TRANSFER; SUBSTITUTION; ADJUSTMENTS; REDEMPTION RIGHT OF CLOUD PEAK	47
8.1 Restrictions on Transfer	47
8.2 Substituted Members	48
8.3 Redemption Right of Cloud Peak	48
8.4 Effect of Void Transfers	51

ARTICLE 9 REDEMPTION RIGHT OF RIO TINTO MEMBERS	51
9.1 Redemption Right of Rio Tinto Members	51
9.2 Effect of Exercise of Redemption Right	54
9.3 Reservation of CPE Common Stock	54

ARTICLE 10 MISCELLANEOUS	54
10.1 Further Assurances	54
10.2 Amendments	54
10.3 Restrictions on Disclosure of Information	54
10.4 Injunctive Relief	56
10.5 No Third-Party Beneficiaries	56
10.6 Notices	56
10.7 Severability	56
10.8 Counterparts and Signature	57
10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	57

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THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
CLOUD PEAK ENERGY RESOURCES LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Cloud Peak Energy Resources LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 19, 2009, by and between Rio Tinto Energy America Inc., a Delaware corporation (“RTEA”), Kennecott Management Services Company, a Delaware corporation (“KMS”), and Cloud Peak Energy Inc., a Delaware corporation (“CPE”).  Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, the Company was formed by RTEA under the provisions of the LLC Act (as defined below) under the name “Rio Tinto Sage LLC” by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on August 19, 2008;

WHEREAS, simultaneously therewith RTEA entered into the Limited Liability Company Agreement of Rio Tinto Sage LLC dated as of August 19, 2008 (the “Initial LLC Agreement”);

WHEREAS, through a series of transactions, RTEA contributed substantially all of RTA’s non-Colorado Western United States coal mining business (other than the Colowyo mine) (the “Coal Business”) to the Company;

WHEREAS, Rio Tinto Sage LLC was renamed “Cloud Peak Energy LLC” by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on October 2, 2009, Cloud Peak Energy LLC was renamed “CPE LLC” by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on November 2, 2009 and CPE LLC was renamed “Cloud Peak Energy Resources LLC” by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on November 9, 2009;

WHEREAS, on October 28, 2009, RTEA and KMS entered into an Amended and Restated Limited Liability Company Agreement of Rio Tinto Sage LLC (the “First Amended and Restated LLC Agreement”) pursuant to which KMS was admitted as a Member in the Company;

WHEREAS, on November 18, 2009, RTEA and KMS entered into the Second Amended and Restated Limited Liability Company Operating Agreement of Cloud Peak Energy Resources LLC (the “Second Amended and Restated LLC Agreement”) pursuant to which (i) the membership units in the Company were reclassified into Common Membership Units and (ii) each of RTEA and KMS received the Redemption Right (as defined below and as set forth in Article 9 of this Agreement);

WHEREAS, concurrent with the execution of this Agreement, (i) CPE will purchase a portion of RTEA’s interest in the Coal Business through the acquisition from RTEA of 30,600,000 Common Membership Units pursuant to the Acquisition Agreement (the

“Acquisition”) and, as consideration, will issue the CPE Promissory Note (as defined below) and (ii) CPE, RTEA, KMS and/or their respective affiliates will enter the Transaction Documents (as defined below); and

WHEREAS, the Members desire to amend and restate the Second Amended and Restated LLC Agreement to, among other things, (i) reflect the admission of CPE as a Member in the Company and its designation as Manager of the Company, (ii) set forth the rights and obligations of each Member with respect to the Company and (iii) set forth the terms and conditions for the operation of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Acquisition Agreement” means the Acquisition Agreement dated as of the date hereof by and between CPE and RTEA, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Action” means any suit, arbitration, inquiry, proceeding or investigation (whether civil, criminal, administrative, investigative, or informal) by or before any court, Governmental Authority or any arbitration tribunal asserted by a Person.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments: (a) debits to such Capital Account of the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4-6) and (b) credits to such Capital Account of such Member’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain or of any amount which such Member would be required to restore under this Agreement or otherwise.  The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Event” has the meaning set forth in Section 3.3(d) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.  For purposes of this Agreement, CPE shall be deemed to be an Affiliate of the Company, but the Rio Tinto Members shall not be considered Affiliates of the Company.

“Agency Agreement” means the Agency Contract dated as of the date hereof by and between the Company and RTEA as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement” has the meaning set forth in the preamble of this Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Beneficial Owner” (including, with correlative meaning, the term “beneficially owns”) has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable.  For purposes of this Agreement no Member shall be deemed to be the Beneficial Owner of CPE Common Stock solely by reason of such Member’s ownership of Common Membership Units that are redeemable pursuant to Section 9.1.

“Board” has the meaning set forth in Section 4.11 of this Agreement.

“Budget” means an annual operating and capital budget of the Company, including, among other things, anticipated revenues, expenditures (capital and operating), and cash and capital requirements of the Company for the following year.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” has the meaning set forth in Section 6.2(a) of this Agreement.

“Capital Contribution” means the total amount of cash and the agreed fair market value (net of all liabilities secured by such assets that the Company is considered to assume or take subject to under Section 752 of the Code) of all other assets contributed to the Company by a Member.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests in, participations in (or other equivalents), however designated, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company or other equity interests of such Person or any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing Person.

“Carrying Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all assets of the Company shall be adjusted to equal their respective fair market values, in accordance with the rules, events, and times, set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and otherwise provided for in the rules governing maintenance of Capital Accounts under Treasury Regulations, except as otherwise provided herein; provided, however, that such adjustments shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.  The Carrying Value of any asset of the Company distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value, instead of tax basis, once Carrying Value differs from tax basis.  The Carrying

Value of any asset contributed (or deemed contributed under Treasury Regulation Section 1.704-1(b)(1)(iv)) by a Member to the Company will be the fair market value of the asset at the date of its contribution thereto.

“Cash Settlement” means immediately available funds in an amount equal to the Redeemed Units Equivalent in the case of Common Membership Units being redeemed pursuant to Section 8.3 or Section 9.1 of this Agreement.

“Certificate” has the meaning set forth in Section 2.1(a) of this Agreement.

“Certificate of Amendment” has the meaning set forth in Section 2.1(a) of this Agreement.

“Change in Control” (i) with respect to the Manager, shall have the meaning ascribed to the term “Change in Control” under the CPE 2009 Long-Term Incentive Plan or any similar successor equity incentive plan of CPE and (ii) with respect to the Company, means (1) any acquisition, merger or consolidation of the Company with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the Members of the Company immediately prior to such transaction in the aggregate cease to own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders) or (B) any Person or Group becomes the Beneficial Owner of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders), (2) any other transaction or series of related transactions not covered by clause (ii)(1) of this definition in which more than 50% of the Company’s general voting power is Transferred to or acquired by any other Person or Group, or (3) the sale or Transfer by the Company of all or substantially all of its assets; provided, however, that, in determining whether a Change in Control of the Company has occurred, CPE Common Stock and Common Membership Units (A) acquired pursuant to a transaction under this Agreement by the Company, CPE or the Rio Tinto Members, including through the exercise of the Redemption Right under Section 9.1 of this Agreement or otherwise, or (B) Transferred to any Permitted Transferee shall not, in either case, constitute an event which could cause a Change in Control.

“Claim” means any Action, complaint, charge or investigation pending or, to the Person’s knowledge, threatened against the Person or any of its Representatives.

“Coal Business” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute and the rules and regulations thereunder in effect from time to time.  Any reference herein to a specific provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Commission” means the United States Securities and Exchange Commission.

“Committed LBA Payments” means those expenditures indentified under the caption LBA Payments — Committed in the Life of Mine Model.

“Common Membership Unit” means a Unit representing, when outstanding, a fractional part of the Interests of all Members holding Common Membership Units, and having the rights and obligations specified with respect to Common Membership Units in this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Interests” means, with respect to any CPE Securities, the corresponding class of Units or Equity Interests, or an incurrence of Indebtedness of the Company, as applicable, with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to CPE or its Subsidiaries) that are substantially the same as the designations, preferences and other rights, terms and conditions of such other CPE Securities.

“Company Purposes” has the meaning set forth in Section 2.6 of this Agreement.

“Confidential Information” has the meaning set forth in Section 10.3(a) of this Agreement.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

“CPE” has the meaning set forth in the preamble of this Agreement, including any successor.

“CPESC” means Cloud Peak Energy Services Company, a Delaware corporation.

“CPE Assumption Notice” has the meaning set forth in Section 9.1(b)(i) of this Agreement.

“CPE Assumption Right” has the meaning set forth in Section 9.1(b)(i) of this Agreement.

“CPE Common Stock” means the common stock, par value $0.01, of CPE.

“CPE Promissory Note” means the promissory note dated as of the date hereof issued to RTEA by CPE as consideration for the Acquisition under the Acquisition Agreement.

“CPE Redeemed Units” has the meaning set forth in Section 8.3(a) of this Agreement.

“CPE Redemption Assumption Notice” has the meaning set forth in Section 8.3(b)(i) of this Agreement.

“CPE Redemption Assumption Right” has the meaning set forth in Section 8.3(b)(i) of this Agreement.

“CPE Redemption Date” has the meaning set forth in Section 8.3(a) of this Agreement.

“CPE Redemption Notice” has the meaning set forth in Section 8.3(a) of this Agreement.

“CPE Redemption Price” means the arithmetic average of the volume weighted average prices for a share of CPE Common Stock on the principal United States securities exchange or automated or electronic quotation system on which CPE Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the ten (10) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, in the case of Common Membership Units being redeemed pursuant to Section 8.3 or Section 9.1, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the CPE Common Stock.  If, on the Redemption Date, the CPE Common Stock is not traded on a securities exchange or automated or electronic quotation system, then a nationally recognized independent investment bank, which shall be selected by mutual agreement of the Manager and the Rio Tinto Members, shall, within thirty (30) days after its selection, make a binding determination of the CPE Redemption Price.  All fees and costs of such investment bank shall be the responsibility of the Rio Tinto Members.  If the Manager and the Rio Tinto Members cannot mutually agree in good faith on the selection of a nationally recognized investment bank, the Rio Tinto Members shall direct the Manager to select the nationally recognized investment bank chosen by the Rio Tinto Members.

“CPE Redemption Right” has the meaning set forth in Section 8.3(a) of this Agreement.

“CPE Redemption Share/Cash Settlement” has the meaning set forth in Section 8.3(b)(i) of this Agreement.

“CPE Securities” means any Equity Interests of CPE, or any rights, options, warrants or convertible or exchangeable securities having the right to convert into, exchange for, subscribe for or purchase any Equity Interests of CPE or any Indebtedness of CPE.

“CPE 2009 Long Term Incentive Plan” has the meaning set forth in Section 3.4(b)(i) of this Agreement.

“CPI Adjustment” means for any dollar amount and with respect to a calendar year (the “Current Year”), an annual upward adjustment, if any, for inflation (but not any downward adjustments for deflation) which adjustment shall be made by adjusting such dollar amount by the percentage increase, if any, from the CPI Index (as defined below) as of  November 2009, in the annual rate set forth in the United States Consumer Price Index—All Urban Consumers for the U.S. City Average for All Items, 1982-1984=100, published by United States Department of Labor, Bureau of Labor Statistics (the “CPI Index”) as of January 1 of the Current Year or, if that index is discontinued, the successor index that most closely approximates such index.  The annual CPI Adjustment calculation shall be made as of January 1 of each calendar year and shall be determined upon publication of the CPI Index (or any such successor index).

“Debt Financing Transactions” means the Notes Offering and the revolving credit facility to be entered into by the Company.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof by and among the Company, CPE, Rio Tinto plc, Rio Tinto Limited, RTA, RTEA and CPESC as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Compensation Notice” has the meaning set forth in Section 3.4(b)(i) of this Agreement.

“Equity Interests” means:

(i)            with respect to the Company, any and all units, interests, participations or other equivalents (however designated, whether voting or non-voting) of limited liability company interests or equivalent ownership interests in, or issued by, the Company or interests, participations or other equivalents to share in the revenues or earnings of the Company, or securities convertible into, or exchangeable or exercisable for, such units, interests, participations or other equivalents and options, warrants or other rights to acquire such units, interests, participations or other equivalents (including, Indebtedness that is convertible into, or exchangeable for, units, interests, participations or other equivalents), but shall not include any stock, options or other equivalents in CPE pursuant to any CPE employee benefit plan or any other Indebtedness of the Company, and

(ii)           with respect to any other Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of including any form of beneficial interest in a trust, such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents (including, Indebtedness that is convertible into, or exchangeable for, shares, interests, participations or other equivalents), but shall not include any other Indebtedness of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Escrow Agreement” means the Escrow Agreement dated November 25, 2009, by and among RTEA, the Company and SunTrust Bank, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Excess Nonrecourse Liability” has the meaning set forth Treasury Regulation Section 1.752-3(a)(3).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“First Amended and Restated LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Month” means each fiscal month within the Company’s Fiscal Year, as determined by the Manager.

“Fiscal Quarter” means each fiscal quarter, which shall consist of three Fiscal Months.

“Fiscal Year” means the fiscal year of the Company ending on December 31 of each year.

“Former Manager” has the meaning set forth in Section 4.7 of this Agreement.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, securities self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, (iii) all obligations of such Person to pay the deferred purchase price for property, including LBAs, or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person evidenced by surety bonds or other similar instruments, (v) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (vi) all Indebtedness of others secured by any lien, security interest or mortgage on any asset of such Person and (vii) all Indebtedness of others guaranteed (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain a minimum net worth, financial ratio or similar requirements, or otherwise) by such Person.

“Indemnitee” has the meaning set forth in Section 4.15(a) of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, geological information, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Units” means the Common Membership Units of the Company issued and outstanding immediately following the initial public offering by CPE of its CPE Common Stock (the “IPO”) as reflected on Exhibit A immediately following the IPO (excluding any Common Membership Units held by CPE in respect of any grants of CPE Common Stock at the time of the IPO under the CPE 2009 Long Term Incentive Plan).

“Initial LLC Agreement” has the meaning set forth in the recitals of this Agreement.

“Interest” means a Member’s limited liability company interest in the Company as provided in this Agreement and under the LLC Act, which shall include any Managing Member Interest and/or Non-Managing Member Interest held by such Member in the Company, and, in addition, any and all rights and benefits to which a Member is entitled under this Agreement and/or the LLC Act, together with all duties and obligations of such Person to comply with this Agreement and/or the LLC Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Issued CPE Shares” has the meaning set forth in Section 3.4(b)(ii) of this Agreement.

“JRC MIPA” has the meaning set forth in Section 6.4(e) of this Agreement.

“KMS” has the meaning set forth in the preamble to this Agreement.

“KMS Member” means KMS and any Permitted Transferees of KMS (so long as Section 8.2 has been satisfied with respect to such Permitted Transferee); provided that if KMS and all of its Permitted Transferees cease to own Common Membership Units, then KMS and its Permitted Transferees shall no longer be treated as the KMS Member under this Agreement.

“Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended from time to time.

“LBA” means lease by application.

“Liabilities” means all damages, losses, liabilities or obligations, payments, amounts paid in settlement, fines, penalties, costs of burdens associated with performing injunctive relief and other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors, and of expert witnesses and other costs of investigation, preparation and litigation in connection with any Action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar matter or proceeding) of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute, contingent or vested, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured.

“Lien” means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Life of Mine Model” means the model prepared by the Company and attached as Exhibit B to this Agreement.

“Liquidator” has the meaning set forth in Section 7.2 of this Agreement.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del.C. §§18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Management Services Agreement” means the Management Services Agreement dated as of the date hereof by and between the Company and CPE, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Manager” has the meaning set forth in Section 4.1 of this Agreement.

“Managing Member Interest” means the management and ownership interest of the Manager in the Company, which includes any Common Membership Units held by the Manager (including Common Membership Units acquired pursuant to Section 8.3 or Section 9.1 of this Agreement) and any other Units held by the Manager, and includes any and all rights and benefits to which the Manager is entitled under this Agreement and/or the LLC Act, together with all obligations of the Manager to comply with this Agreement and/or the LLC Act.

“Master Separation Agreement” means the Master Separation Agreement dated as of the date hereof by and among the Company, CPE, RTA, RTEA, KMS and the Subsidiaries named therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Member” means each Person that is or becomes a member, as contemplated in the LLC Act, of the Company in accordance with the provisions of this Agreement and is listed on Exhibit A to this Agreement (as such Exhibit may be amended or modified from time to time) and has not ceased to be a Member as provided in Section 3.1(e) of this Agreement.

“Member Information” has the meaning set forth in Section 10.3(c) of this Agreement.

“MSA Exhibit A” has the meaning set forth in Section 6.4(e) of this Agreement.

“Net Income” or “Net Losses,” as appropriate, means, for any period, the taxable income or tax loss of the Company for such period for U.S. federal income tax purposes, as determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes, taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Company during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) of the Company); provided, however, that (i) Net Income or Net Losses of the Company shall be computed without regard to the amount of any items of gross income, gain, loss or deduction that are specifically allocated pursuant to Section 6.3(b) and (ii) in determining Net Income or Net Losses of the Company, any amounts paid under the Employee Matters and Management Services Agreement shall be treated as payments to a non-Member under Code Section 707.  In the event that the Capital Accounts are adjusted pursuant to an adjustment to the Carrying Value of an asset of the Company or as otherwise provided for in this Agreement, the Net Income or Net Losses of the Company (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).  If the Carrying Value of an asset is adjusted, such asset shall be treated as having been sold for its fair market value and any deemed gain or loss shall be taken into account in determining Net Income or Net Losses.

“Non-LBA Capital Payments” means those expenditures identified under the caption Non-LBA Capital Total in the Life of Mine Model.

“Non-Managing Member” means, unless the context otherwise requires, the RTEA Member, the KMS Member and each additional Person, other than the Manager, including Permitted Transferees (so long as Section 8.2 has been satisfied with respect to such Permitted Transferees), that becomes a Member pursuant to the terms of this Agreement, in such Person’s capacity as a non-managing member of the Company.

“Non-Managing Member Interest” means the ownership interest of a Non-Managing Member in the Company, which may be evidenced by Common Membership Units (other than Common Membership Units included in the Managing Member Interest) and any other Units held by a Non-Managing Member, and includes any and all rights and benefits to which such Non-Managing Member is entitled under this Agreement and/or the LLC Act, together with all obligations of such Non-Managing Member to comply with this Agreement and/or the LLC Act.

“Nonrecourse Debt” means any Company liability to the extent that no Member (or related person within the meaning of Treasury Regulation Section 1.752-4(b)) bears the economic risk of loss for such liability under Treasury Regulation Section 1.752-2.

“Notes Offering” means the offering and sale of the Senior Notes due 2016 and the Senior Notes due 2019 by the Company and Cloud Peak Energy Finance Corp., a Delaware corporation.

“Options” means options, issued under the CPE 2009 Long-Term Incentive Plan or any similar successor equity incentive plan of CPE providing employee benefits (including benefits related to, among other things, and without limitation, the issuance of restricted and non-restricted CPE Common Stock, the payment of bonuses in CPE Common Stock, the issuance of CPE Common Stock in settlement of stock appreciation rights or otherwise), to acquire CPE Common Stock or other equity equivalents of CPE.

“Over-Allotment Unit Purchase” means the purchase, if any, by CPE from RTEA of a portion of RTEA’s interest in the Coal Business through the acquisition of Common Membership Units pursuant to the Acquisition Agreement upon exercise by the Underwriters of the over-allotment option that may be exercised by the Underwriters of the initial public offering of CPE’s Common Stock pursuant to the Underwriting Agreement.

“Partial CPE Redeemed Units Equivalent” means the product of (i) the Partial Cash CPE Redeemed Units, times (ii) the CPE Redemption Price.

“Partial Cash CPE Redeemed Units” means, with respect to any redemption pursuant to Section 8.3 for which CPE has exercised the CPE Redemption Assumption Right, the number of Common Membership Units equal to the difference between (x) the total number of CPE Redeemed Units and (y) the Partial Share CPE Redeemed Units.

“Partial Cash Redeemed Units” means, with respect to any redemption pursuant to Section 9.1 for which CPE has exercised the CPE Assumption Right, the number of Common Membership Units equal to the difference between (x) the total number of Redeemed Units and (y) the Partial Share Redeemed Units.

“Partial Cash Settlement” means (i) in the case of Common Membership Units being redeemed pursuant to Section 9.1, immediately available funds equal to the Partial Redeemed Units Equivalent or (ii) in the case of Common Membership Units being redeemed pursuant to Section 8.3, immediately available funds equal to the Partial CPE Redeemed Units Equivalent.

“Partial Redeemed Units Equivalent” means the product of (i) the Partial Cash Redeemed Units, times (ii) the CPE Redemption Price.

“Partial Share CPE Redeemed Units” means, with respect to any redemption pursuant to Section 8.3 for which CPE has exercised the CPE Redemption Assumption Right, the number of CPE Redeemed Units for which CPE has indicated in the CPE Redemption Assumption Notice for such redemption that it intends to settle in shares of CPE Common Stock.

“Partial Share Redeemed Units” means, with respect to any redemption pursuant to Section 9.1 for which CPE has exercised the CPE Assumption Right, the number of Redeemed Units for which CPE has indicated in the CPE Assumption Notice for such redemption that it intends to settle in shares of CPE Common Stock.

“Partial Share Settlement” means (i) a number of shares of CPE Common Stock equal to the Partial Share Redeemed Units, in the case of Common Membership Units being redeemed pursuant to Section 9.1, or (ii) a number of shares of CPE Common Stock equal to the Partial Share CPE Redeemed Units, in the case of Common Membership units being redeemed pursuant to Section 8.3.

“Partner Nonrecourse Debt” means any Company liability to the extent such liability is nonrecourse for purposes of Treasury Regulation Section 1.1001-2 with respect to which a Member (or related person within the meaning of Treasury Regulation Section 1.752-

4(b)) bears the economic risk of loss under Treasury Regulation Section 1.752-2 because, for example, the Member or related person is a creditor or guarantor with respect to such liability.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2) and, as provided therein, shall generally be the amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Debt.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2) and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the Company, any Net Income the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and then aggregating the separate amounts of Net Income so computed.

“Party” or “Parties” means the Company and each Member of the Company.

“Percentage Interest” means, with respect to any Member at any time holding Common Membership Units, the quotient, expressed as a percentage, obtained by dividing (i) the number of Common Membership Units held by such holder at the time of such calculation, by (ii) the total number of all Common Membership Units outstanding at the time of such calculation.

“Permitted Transferee” means in the case of any Member, an Affiliate of such Member.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever.

“Prohibited Person” means any Person with whom a Member would be restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107 56, as amended, and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, and regulations promulgated pursuant thereto, including, without limitation, Persons named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List, as such List may be amended from time to time.

“PV Amount” has the meaning set forth in Section 6.4(d) of this Agreement.

“Redeemed Units” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redeemed Units Equivalent” means the product of (i) the Share Settlement, times (ii) the CPE Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Date” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Notice” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Notice Date” means the date on which a Redeeming Member delivers a Redemption Notice pursuant to Section 9.1(a).

“Redemption Right” has the meaning set forth in Section 9.1(a) of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between RTEA, KMS and CPE, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Regulatory Allocations” has the meaning set forth in Section 6.3(c) of this Agreement.

“Representative” has the meaning set forth in Section 4.15(a) of this Agreement.

“Retraction Notice” has the meaning set forth in Section 9.1(c) of this Agreement.

“Rio Tinto Designee” has the meaning set forth in Section 3.1(g) of this Agreement.

“Rio Tinto Member” means the RTEA Member, the KMS Member and their respective Permitted Transferees.

“Rio Tinto Member Affiliate” has the meaning set forth in Section 4.19(a) of this Agreement.

“Rio Tinto Member Approval” means the approval of the Rio Tinto Members by the Rio Tinto Designee pursuant to Section 4.3(b).

“Rio Tinto Member Approval Rights” has the meaning set forth in Section 4.3(a) of this Agreement.

“Rio Tinto Member Non-Approval Trigger Date” means the first date on which the aggregate amount of Common Membership Units Transferred by the Rio Tinto Members (other than Transfers to Permitted Transferees pursuant to this Agreement or among the Rio Tinto Members) exceeds 70% (subject to adjustment to reflect any Unit split or reverse Unit split, Unit distribution, Unit reclassification, recapitalization or similar event) of the Initial Units.  For purposes of this definition, the Common Membership Units Transferred by the Rio Tinto Members (i) shall include the Transfer of Common Membership Units to CPE pursuant to the Acquisition Agreement and (ii) shall not include the number of (A) shares of CPE Common Stock beneficially owned by the Rio Tinto Members (and such Permitted Transferees) as a result of the exercise of the Redemption Right or the CPE Redemption Right and (B) shares of CPE Common Stock beneficially owned by such Rio Tinto Member issued in connection with any dividend or distribution on CPE Common Stock received by such Rio Tinto Member as a result of the exercise of the Redemption Right or the CPE Redemption Right.

“RTA” means Rio Tinto America Inc., a Delaware corporation.

“RTEA” has the meaning set forth in the preamble of this Agreement.

“RTEA Coal Supply Agreement” means the Rio Tinto Energy America Coal Supply Agreement dated as of the date hereof by and between the Company and RTEA as the same may be amended, restated, supplemented or otherwise modified from time to time.

“RTEA Member” means RTEA and any Permitted Transferees of RTEA (so long as Section 8.2 has been satisfied with respect to such Permitted Transferee); provided that if RTEA and all of its Permitted Transferees cease to own any Common Membership Units then RTEA and its Permitted Transferees shall no longer be treated as the RTEA Member under this Agreement.

“Second Amended and Restated LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Section 704(c) Property” means any asset of the Company if the Carrying Value of such asset differs from its adjusted tax basis.

“Share/Cash Settlement” has the meaning set forth in Section 9.1(b)(i) of this Agreement.

“Share Settlement” means a number of shares of CPE Common Stock equal to (i) the number of Redeemed Units being redeemed pursuant to Section 9.1 or (ii) the number of CPE Redeemed Units being redeemed pursuant to Section 8.3.

“Software License Agreement” means the Software License Agreement dated as of the date hereof between the Company and RTEA, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) or a majority of the outstanding Equity Interests is at the date of determination beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially owns (x) at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions), (y) at least a majority of the outstanding Equity Interests or (z) otherwise acts as the general partner or managing member of such other Person.  For purposes of this Agreement, the Decker mine shall not be deemed a Subsidiary of the Company.

“Tax Matters Member” has the meaning set forth in Section 6.6(a) of this Agreement.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of the date hereof between CPE and RTEA, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement dated as of the date hereof by and between RTEA and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Trademark License Agreement” means the Trademark License Agreement dated as of the date hereof by and between RTEA and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Trading Day” means a day on which the principal United States securities exchange on which CPE Common Stock is listed or admitted to trading, or a national automated quotation system if CPE Common Stock is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” means, collectively, (i) the IPO, (ii) the Debt Financing Transactions described in the registration statement on Form S-1 File No. 333-161293 filed by CPE with the Commission and (iii) all other transactions contemplated, as of the date hereof, by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, the following agreements:

(i)	this Agreement;
(ii)	the Acquisition Agreement;
(iii)	the Agency Agreement;
(iv)	the CPE Promissory Note;
(v)	the Employee Matters Agreement;
(vi)	the Escrow Agreement;
(vii)	the Management Services Agreement;
(viii)	the Master Separation Agreement;
(ix)	the Registration Rights Agreement;
(x)	the RTEA Coal Supply Agreement;
(xi)	the Software License Agreement;
(xii)	the Tax Receivable Agreement;
(xiii)	the Trademark Assignment Agreement;
(xiv)	the Trademark License Agreement; and
(xv)	the Transition Services Agreement.

“Transfer” (including the term “Transferred”) means, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, grant a security interest in, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily.

“Transferring Member” has the meaning set forth in Section 8.1(a) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between and among Rio Tinto Services Inc., the Company and CPE, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Treas. Reg. 1.752-7 Liabilities” has the meaning set forth in Section 6.4(d) of this Agreement.

“Treasury Regulations” means the federal income tax regulations, including any temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any and all references herein to specific Treasury Regulations provisions shall be deemed to refer to any corresponding successor provisions.

“Uncommitted LBA Payments” means those expenditures identified under the caption LBA Payments — Uncommitted in the Life of Mine Model.

“Underwriters” means the several underwriters of the IPO named in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement entered into among CPE and the Underwriters for the initial public offering of CPE’s Common Stock.

“Unit” has the meaning set forth in Section 3.3(a).

1.2          Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular provision of this Agreement.  Article, section and subsection references are to this Agreement unless otherwise specified.

(b)           The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation.”

(c)           The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)           The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 2
FORMATION

2.1          Formation; Qualification.

(a)           A Certificate of Formation of the Company (the “Certificate”) was filed with the Secretary of State of the State of Delaware on August 19, 2008 to form on such date the Company as a limited liability company pursuant to the LLC Act.  A Certificate of Amendment was filed with the Secretary of State of the State of Delaware (i) on October 2, 2009, renaming the Company “Cloud Peak Energy LLC, (ii) on November 2, 2009, renaming the Company “CPE LLC” and (iii) on November 9, 2009, renaming the Company “Cloud Peak Energy Resources LLC” (the “Certificate of Amendment”).”  The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided in this Agreement.

(b)           The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Manager, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Manager shall, to the extent necessary in the judgment of the Manager, maintain the Company’s good standing in each such jurisdiction.

(c)           The Manager and any Person to whom the Manager delegates authority under this Agreement shall be an “authorized person” within the meaning of § 18-204(a) of the LLC Act, and shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business.

2.2          Name.  The name of the limited liability company formed by the filing of the Certificate, as amended by the filing of the Certificate of Amendment is “Cloud Peak Energy Resources LLC.”  The business of the Company may be conducted upon compliance, to the extent necessary or advisable in the judgment of the Manager, with all applicable Laws under any other name designated by the Manager.

2.3          Term.  The term of the Company commenced as of the date of filing the Certificate and will continue in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement or by the LLC Act.

2.4          Headquarters Office.  The Company’s headquarters office shall initially be located in 505 S. Gillette Avenue, Gillette, Wyoming  82716.  The Manager may determine to open, close or move any office at any time in its absolute discretion.

2.5          Registered Agent and Office.  The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of the Company’s registered agent at such address is Corporation Service Company.  The Manager may at any time designate another or replacement registered agent or registered office or both.

2.6          Purpose.  The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act (the “Company Purposes”).

2.7          Powers.  The Company shall have the power and authority to take any and all actions necessary, appropriate, desirable, advisable, incidental or convenient to, or for the furtherance of, the Company Purposes, alone or with other Persons.

ARTICLE 3
MEMBERS AND INTERESTS

3.1          Members.

(a)           Each of RTEA and KMS were previously admitted as a Member to the Company pursuant to the Initial LLC Agreement and the First Amended and Restated LLC Agreement, and the Units held by RTEA and KMS were reclassified into Common Membership Units pursuant to the Second Amended and Restated LLC Agreement.  Upon the execution of this Agreement and the Acquisition Agreement, CPE shall be admitted to the Company as a Member.  Following the initial purchase by CPE from RTEA of Common Membership Units pursuant to the Acquisition Agreement, each Person named as a Non-Managing Member on Exhibit A hereto on the date hereof shall be deemed to own the number of Common Membership Units specified in Exhibit A, and the Manager on the date hereof shall be deemed to own a Managing Member Interest including the number of Common Membership Units specified in Exhibit A.

(b)           In addition to the information described in Section 3.1(a) hereof, Exhibit A hereto contains the name and address of each Member as of the date hereof.  The Company shall revise Exhibit A (i) following the Over-Allotment Membership Unit Purchase, if any, to reflect the purchase of additional Common Membership units by CPE following the closing of the Over-Allotment Option as set forth in the Acquisition Agreement, (ii) from time to time to reflect the issuance, conversion or Transfer of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein and (iii) in accordance with Sections 3.3, 3.4, 8.2 and 9.1.  Any amendment or revision to Exhibit A or to the Company’s records as contemplated by this Agreement to reflect information regarding Members or under Section 3.3, 3.4, 8.2 or 9.1 and in accordance with such Sections shall be deemed to amend this Agreement, but shall not require the approval of the Manager or any Member.

(c)           One or more additional Persons may be admitted as a Member of the Company only upon (i) an issuance of Units or other Company Interests pursuant to and in compliance with Sections 3.3 or 3.4 or a Transfer of Units pursuant to and in compliance with Article 8 and (ii) the execution and delivery by such Person of a counterpart to this Agreement or other written agreement, in a form reasonably satisfactory to the Manager, to be bound by all the terms and conditions of this Agreement.  Upon such execution, the Company shall amend Exhibit A (which shall be deemed an amendment to this Agreement), as the Manager may reasonably determine is necessary, to reflect the admission of such Person as a Member and such other information of such Person as indicated in Exhibit A.  Unless admitted to the Company as a Member as provided in this Section 3.1 or Section 8.2, no Person is, or will be considered to be, a Member.  Notwithstanding the rights of the Manager set forth in this Agreement, the Rio Tinto Designee, on behalf of the Rio Tinto Members, shall have the right to direct the Manager to amend Exhibit A to reflect the admission of any such Person admitted to the Company as a Member pursuant to this Section 3.1 or Section 8.2.

(d)           Notwithstanding the foregoing clause (c) of this Section 3.1, in no case will the Manager admit any Member, issue any Equity Interests in the Company, consent to any Transfer or otherwise take any action if such admittance, issuance, Transfer or other action would cause the Company to be a partnership that has more than one hundred (100) partners within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii).

(e)           Subject to the other provisions of this Section 3.1 and Section 8.2, each Person that holds one or more Units in compliance with the terms of this Agreement shall be a Member.  A Member will cease to be a Member when such Person ceases to own any Units in the Company, in which case Exhibit A shall be amended by the Company as the Manager may reasonably determine is necessary to reflect that such Person is no longer a Member.

(f)            Except as provided in the LLC Act, this Agreement or as otherwise agreed by a Member, in no event shall any Member (or any former Member), by reason of its status as a Member (or former Member), have any liability or responsibility for (i) any Indebtedness, duties, Liabilities or any other obligations of the Company or any other Member or former Member under this Agreement, (ii) the repayment of any Capital Contribution of any other Member or (iii) any act or omission of any other Member.

(g)           If one or more Rio Tinto Members and one or more of their respective Permitted Transferees (which have the rights and powers of a Rio Tinto Member under Section 8.2(c)) hold Common Membership Units in the Company at the same time, such Rio Tinto Members and Permitted Transferees shall designate RTA or an Affiliate of RTA (the “Rio Tinto Designee”) to act on behalf of all of them and vote all of their Common Membership Units with respect to any matter requiring approval of the Rio Tinto Members.  Notwithstanding any provision to the contrary in this Agreement or the LLC Act, any vote, consent or other approval required to be given by the Rio Tinto Members (including its Permitted Transferees) pursuant to this Agreement may given by a vote of, or a consent or other approval in writing signed by, the Rio Tinto Designee on behalf of the Rio Tinto Members and their Permitted Transferees.  The Rio Tinto Members, together with any Permitted Transferees of the Rio Tinto Members, will determine in their sole discretion how the Rio Tinto Designee shall act with respect to any matter requiring approval of the Rio Tinto Member under this Agreement.

3.2          Meeting of Members.

(a)           Annual Meeting.  Subject to Section 3.2(g), an annual meeting of Members shall be held on such date and at such time as (i) shall be designated from time to time by the Manager, but no less often than once during each calendar year, and (ii) stated in the notice of the meeting, at which meeting the Members entitled to vote shall transact such business as may properly be brought before the meeting.  At each annual meeting of the Members (i) the Manager shall discuss the matters and affairs of the Company, and (ii) the Members shall address such other matters as may be raised at the meeting by the Members or Manager.

(b)           Special Meetings.  A special meeting of Members, for any purpose or purposes, may be called by the Manager and shall be called by the Manager upon the receipt by the Manager of the written request of any Member, in each case upon giving written notice of the special meeting as set forth in clause (d) of this Section 3.2.  Such request shall state the date and purpose or purposes of the proposed meeting and shall be given to the Manager at least twenty (20) calendar days prior to the date of the proposed meeting.

(c)           Place and Conduct of Meetings.  Meetings of the Members shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Manager and stated in the notice of the meeting or in a duly executed waiver of notice thereof.  All meetings shall be conducted by such Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.  Such meetings may be held in person, by teleconference or by any other reasonable means, in each case at the discretion of the Manager.

(d)           Notice of Meetings.  Written notice of an annual meeting or special meeting stating the place, date, and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Manager no later than ten (10) calendar days before the date of the meeting to each Member entitled to vote at such meeting, unless waived by each such Member.

(e)           Quorum.  The presence of the holders of a majority of all the Common Membership Units then outstanding and entitled to vote thereat, whether in person or represented by a valid written proxy, shall constitute a quorum at all meetings of the Members for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

(f)            Voting.  Except as otherwise set forth herein, all matters submitted to the vote of the Members shall be decided by an affirmative vote of the holders of Common Membership Units representing a majority of all the Common Membership Units then outstanding.  Such votes may be cast in person or by valid written proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

(g)           Action by Consent.  (i) Any consent required herein or action required to be taken at any annual or special meeting of Members, or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without a vote, without prior written notice and with a consent or consents in writing signed by Members who are holders of outstanding Common Membership Units having not less than the minimum number of votes, pursuant to clause (f) of this Section 3.2, that would be necessary to authorize or take such action at a meeting at which all Common Membership Units entitled to vote thereon were present and voted.  Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who are holders of Common Membership Units and who have not consented in writing; provided that the failure to give any such notice shall not affect the validity of the action taken by such written consent.

3.3          Membership Units.

(a)           Units.  The Interests in the Company may be represented by one or more classes of units (each, a “Unit”).  The aggregate number of authorized Units that the Company is authorized to issue is 200,000,000 Common Membership Units.  The aggregate number of authorized Units shall not be changed, modified or adjusted from that set forth in the immediately preceding sentence; provided, that, in the event the total number of authorized shares of CPE Common Stock under the amended and restated certificate of incorporation of CPE shall be increased or decreased after the date of this Agreement, then the total number of authorized Units shall be automatically correspondingly increased or decreased by the same number so that the number of the authorized Units equals the number of authorized shares of CPE Common Stock.  Any Units repurchased by, or otherwise transferred to, the Company or otherwise forfeited (but not cancelled by the Company) shall thereafter deemed to be authorized but unissued and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.  Any Units repurchased by, or otherwise transferred to, the Company and cancelled by the Company shall thereafter not be available or authorized to be subsequently issued by the Company.  Subject to Section 10.2, in the event that the Company issues an additional class of Units other than Common Membership Units, the Manager shall make such revisions to this Agreement (including, but not limited to, the revisions described in Section 5.5 and Section 6.5), as it deems necessary to reflect the issuance of such additional Units.

(b)           Register.  Exhibit A shall be the register of ownership of all Interests in the Company (including any outstanding Units) as provided in this Section and shall be the definitive record of ownership of all Interests in the Company (including any outstanding Units) and all relevant information with respect to each Member.  Units shall be uncertificated and recorded in the books and records of the Company.

(c)           Common Membership Units.  The Common Membership Units shall consist of equal units (and may be issued in fractional units).  The Common Membership Units shall have the rights and obligations set forth herein including being entitled to share in distributions and allocations as provided in Sections 5.4, 6.4 and 7.3, and as otherwise provided in this Agreement.

(d)           Splits, Distributions and Reclassifications.  Neither the Company nor CPE shall in any manner divide (by any split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse split, reclassification, recapitalization or otherwise) any class or series of the outstanding Units or CPE Securities (including, but not limited to, CPE Common Stock) (an “Adjustment Event”) unless an identical Adjustment Event is occurring with respect to the corresponding class or series of Units or CPE Securities, in which event, CPE shall cause such class or series of Units or CPE Securities to be divided or combined concurrently with and in the same manner as the corresponding class or series of Units or CPE Securities subject to such Adjustment Event.  Any Adjustment Event pursuant to this Section 3.3(d) must include a distribution to holders of such class or series of Units which is economically equivalent to any distribution to the corresponding class of CPE Securities made with respect to such division or combination.  In the event of a partial reclassification or a series of multiple transactions, (whether related or not) whereby holders of a class of CPE Securities receive or are entitled to receive more than a single type of consideration (determined based upon any form of stockholder election as applicable), CPE shall cause holders of the corresponding class or series of Units to have the right, in the holder’s sole discretion, to elect the type of consideration (in the same manner, and at the same time, as any such form of election available to such holders of CPE Securities).  Notwithstanding the foregoing, nothing in this Section 3.3(d) shall modify, alter or supersede the provisions of Section 10.2 of this Agreement or any other provision of this Agreement requiring the consent or approval of any Member to authorize or approve any transaction or event described in this Section 3.3(d).

(e)           Issuances of CPE Securities; Mergers, Consolidation, Etc.

(i)            At any time CPE issues any CPE Securities, other than pursuant to Section 8.3(b) or Section 9.1(b) of this Agreement, or incurs any Indebtedness constituting CPE Securities, the Company shall issue to CPE (x) in the case of an issuance of shares of CPE Common Stock, an equal number of Common Membership Units, registered in the name of CPE or (y) in the case of an issuance of any other CPE Securities of any other class, type or kind, including any incurrence of Indebtedness constituting CPE Securities, an equal number of corresponding Company Interests with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to CPE or its Subsidiaries) that are substantially the same as the designations, preferences and other rights, terms and conditions the corresponding CPE Securities, registered in the name of CPE.  The net proceeds, if any and as determined in the reasonable judgment of the Manager, whether in cash or other property, received by CPE with respect to the issuance of CPE Securities, including any incurrence of Indebtedness constituting CPE Securities, shall be transferred to the Company no later than the close of business on the Business Day following the receipt of any such net proceeds by CPE.

(ii)           In the event of (A) any consolidation or merger or combination to which CPE is a party (other than a merger in which CPE is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in the number of, outstanding shares of CPE Common Stock) or (B) any sale, Transfer or other disposition of all or substantially all of the assets of CPE, directly or indirectly, to any Person, as a result of which holders of CPE Common Stock shall be entitled to receive either stock, securities or other property or assets (including cash) as consideration with respect to or in exchange for CPE Common Stock, then CPE shall take all necessary action such that the Common Membership Units then outstanding and held by Non-Managing Members shall be exchangeable on a per-Common Membership Unit basis at any time or from time to time following such event at the option of each Non-Managing Member into the kind and amount of shares of stock and/or other securities and property (including cash) that would have been receivable by such Non-Managing Members upon such consolidation, merger, sale, Transfer or other disposition had the Non-Managing Members held an equivalent amount of CPE Common Stock (equal to the number of Common Membership Units held by such Non-Managing Members) immediately prior to the record date for such reclassification, change, combination, consolidation, merger, sale, Transfer or other disposition.  If the holders of CPE Common Stock, upon the occurrence of any event set forth in (A) or (B) of this clause (ii), shall be entitled to receive more than a single type of consideration for such shares of CPE Common Stock (including cash, stock or other securities), then CPE shall take all necessary action such that Common Membership Units held by the Non-Managing Members shall be exchangeable at any time or from time to time following such event at the option of the Non-Managing Member on a per-Common Membership Unit basis  (as prescribed in the foregoing sentence) into the types of consideration available to, and consistent with the per share exchange ratio applicable to, holders of CPE Common Stock at the occurrence of such event; provided, that, if pursuant to such event, holders of CPE Common Stock receive or are entitled to receive more than a single type of consideration determined based, in whole or in part, upon any form of stockholder election, the Non-Managing Members shall have the right to elect the type of security that such Non-Managing Member shall be entitled to receive under this clause (ii) in a manner substantially similar to, and at the same time of, the election available to such holders of CPE Common Stock.  If pursuant to the provision set forth in the foregoing sentence, holders of CPE Common Stock are entitled to receive cash, in addition to other type(s) of consideration, the Non-Managing Member shall have the right, in its sole discretion to exchange all or any portion of such Non-Managing Member’s Common Membership Units for cash only.  In the event that following the occurrence of any event set forth in (A) or (B) of this clause (ii) there is any concentrative or dilutive action taken by the successor entity to CPE (including, without limitation, any dividend paid by such successor entity without a commensurate distribution to the Non-Managing Members of the Company), the ratio by which Common Membership Units are exchangeable into stocks or securities pursuant to this Section 3.3(e)(ii) shall be appropriately adjusted to reflect consideration received by holders of such stock or securities and not received by the Non-Managing Members holding Common Membership Units which would have been received had such Common Membership Units been exchanged into such stock or securities immediately prior to the record date for such event.

(f)            Cancellation of Securities and Units.

(i)            CPE shall not undertake any redemption, repurchase, acquisition, exchange, cancellation or termination of any share of CPE Common Stock that is not accompanied by a substantially contemporaneous prior (including economically equivalent consideration paid) redemption, repurchase, acquisition, cancellation or termination of Common Membership Units registered in the name of CPE in order to maintain a one-to-one ratio between the number of Common Membership Units held by CPE and the number of shares of CPE Common Stock issued and outstanding and not held in treasury, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Membership Units held by CPE and the number of shares of CPE Common Stock issued and outstanding and not held in treasury.  The Manager shall promptly revise Exhibit A to reflect any such redemption, repurchase, acquisition, cancellation or termination.

(ii)           CPE shall not undertake any redemption, repurchase, acquisition, incurrence, repayment, exchange, cancellation or termination of any CPE Securities (other than shares of CPE Common Stock that are subject to subsection (f)(i) above), that is not accompanied by a substantially contemporaneous prior (including economically equivalent consideration paid) redemption, repurchase, acquisition, incurrence, repayment, exchange, cancellation or termination of the corresponding Company Interest in order to maintain a one-to-one ratio between the number of applicable Company Interests and the number of corresponding CPE Securities, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Company Interests and the number of corresponding CPE Securities.  The Manager shall promptly revise Exhibit A to reflect any such redemption, repurchase, acquisition, incurrence, repayment, exchange, cancellation or termination.

(g)           One-to-One Ratio of Units/Interests held by CPE and CPE Securities.  The intent of this Agreement, including this Section 3.3 and Section 3.4, is to ensure, among other things, that a one-to-one ratio is at all times maintained between (A) the number of Common Membership Units held by CPE and the number of shares of CPE Common Stock outstanding and (B) the number of Company Interests held by CPE of each type or kind issued and the number of corresponding CPE Securities (of such type or kind issued) outstanding, and such provisions shall be interpreted consistently with such intent.

(h)           Notice.  CPE shall give written notice thereof to all holders of Units (based on the ledger of ownership of the Company) at least twenty (20) days prior to (i) the date on which CPE sets a record date for determining rights in connection with a (x) merger, tender offer, reorganization, recapitalization, reclassification or other change in the capital structure of CPE (y) any transaction identified in Section 3.3(e) or (z) any dividend or distribution (including in liquidation) and (ii) if no such record date is set, the date of such foregoing event.

(i)            Transfer.  Upon any Transfer permitted under this Agreement, the Manager shall record in Exhibit A of the Company (i) the number, type and kind of Units being Transferred by the Transferring Member, (ii) the number, type and kind of Units Transferred to the transferee and (iii) the remaining number, type and kind of Units held by the Transferring Member.

3.4          Authorization and Issuance of Additional Units.

(a)           General.  The Company shall only be permitted to issue additional Units or other Equity Interests in the Company to the Persons and on the terms and conditions provided for in Section 3.3, this Section 3.4 and Section 9.1.  No equity compensation in the form of Units or other Company Interests may be issued by the Company.  Except as otherwise provided in this Agreement, the Manager may cause the Company to issue additional Units authorized under this Agreement at such times and upon such terms as the Manager shall determine.  This Agreement shall be amended as necessary in connection with the issuance of additional Units and Company Interests and the admission of additional Members under this Agreement, each in accordance with the requirements of Section 10.2 of this Agreement.

(b)           Equity Compensation Issued by CPE.

(i)            In connection with the exercise of Options or warrants under the CPE 2009 Long-Term Incentive Plan or any similar or successor equity incentive plan of CPE (the “CPE 2009 Long Term Incentive Plan”), CPE shall have the right to acquire additional Common Membership Units from the Company.  CPE shall exercise its rights under this Section 3.4(b)(i) by giving written notice (the “Equity Compensation Notice”) to the Company and all Members following exercise of the Options.  The Equity Compensation Notice shall specify the net number of shares of CPE Common Stock actually issued by CPE to third parties pursuant to exercise of the Options or warrants.  The Company shall issue the Common Membership Units to which CPE is entitled under this Section 3.4(b)(i) within three (3) Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date).  The number of additional Common Membership Units that CPE shall be entitled to receive under this Section 3.4(b)(i) shall be equal to the net number of shares of CPE Common Stock issued by CPE pursuant to the exercise of the Options or warrants.  The net number of shares of CPE Common Stock issued by CPE pursuant to exercise of the Options or warrants shall be equal to (i) the number of shares of CPE Common Stock with respect to which the Options or warrants were exercised, less (ii) any shares of CPE Common Stock transferred to or withheld by CPE (e.g., in connection with a cashless exercise, stock swap, tax payments or otherwise) in satisfaction of the exercise price or taxes payable as a result of the exercise of the Options or warrants.  In consideration of the Common Membership Units issued by the Company to CPE under this Section 3.4(b)(i), CPE shall contribute to the Company the cash consideration, if any, received by CPE in exchange for the net shares of CPE Common Stock issued pursuant to exercise of the Options or warrants, net of any amount that represents withholding taxes required to be paid by CPE to the appropriate taxing authorities.  CPE shall contribute any cash consideration to which the Company is entitled under this Section 3.4(b)(i) on the same date (and to be effective as of the same time) that the Company issues the Common Membership Units to CPE.

(ii)           In connection with the grant of CPE Common Stock pursuant to the CPE 2009 Long-Term Equity Incentive Plan (including, without limitation, the issuance of restricted and non-restricted CPE Common Stock (including as dividends or distributions on such restricted or non-restricted CPE Common Stock), the payment of bonuses in CPE Common Stock, the issuance of CPE Common Stock in settlement of stock appreciation rights or otherwise), other than through the exercise of Options as contemplated in Section 3.4(b)(i), CPE shall deliver an Equity Compensation Notice to the Company and all Members following the date on which shares of CPE Common Stock are issued (“Issued CPE Shares”).  The Equity Compensation Notice shall specify the number of Issued CPE Shares.  Within three (3) Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date) (i) the Company shall issue to CPE a number of Common Membership Units equal to the number of Issued CPE Shares with the same restrictions, if any, to which the Issued CPE Shares are subject and (ii) CPE shall contribute to the Company any cash consideration received by CPE in respect of such Issued CPE Shares, net of any amount that represents withholding taxes required to be paid by CPE to the appropriate taxing authorities.

ARTICLE 4
MANAGEMENT AND OPERATIONS

4.1          Manager.  The Company shall be managed by one manager (the “Manager”) that shall be CPE (unless and until CPE is no longer a Member in the Company or CPE is properly removed and replaced in accordance with Sections 4.7 and 4.8).  CPE may not be removed as the Manager except as provided in Section 4.7.  Any Manager that is properly removed pursuant to Section 4.7 shall be replaced in the manner provided in Section 4.8.

4.2          Management Authority.  Except as provided in Section 4.3, the Manager shall have authority on behalf of the Company to manage and make all decisions with respect to the Company’s business and affairs without the approval of the Members.  In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members (but subject to Section 4.3), to execute and deliver on behalf of the Company (but not on behalf of any other Member) contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable.  The Manager may delegate to officers, employees, agents or representatives of the Manager or other Persons any or all of the foregoing powers by written authorization identifying specifically or generally the powers delegated or acts authorized.

4.3          Rio Tinto Member Approval Rights.

(a)           Until the Rio Tinto Member Non-Approval Trigger Date, the Manager shall not take, or cause the Company to take any of the actions specified in Section 4.3(b) (“Rio Tinto Member Approval Rights”) without Rio Tinto Member Approval.

(b)           Subject to Section 4.3(a) and notwithstanding anything to the contrary in this Agreement, until the Rio Tinto Member Non-Approval Trigger Date, neither the Company nor CPE shall take, cause to be taken, or agree to take or authorize any of the following actions without Rio Tinto Member Approval:

(i)            approval of (i) any transaction that would result in a Change in Control of the Company or a Change in Control of the Manager or (ii) a change in the Manager pursuant to Section 4.8;

(ii)           entering into any agreement to effect or consummate any merger, consolidation, dissolution or liquidation of the Company or any merger, consolidation, dissolution or liquidation of any Subsidiary of the Company, except that (x) any Subsidiary may liquidate or dissolve or merge or consolidate into the Company in a transaction in which the Company is the surviving corporation, (y) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and (z) any Subsidiary may merge or consolidate with another Person in a transaction in which the surviving entity is such Subsidiary;

(iii)          (A) the direct or indirect sale, transfer, lease or other disposition of property or assets (including Capital Stock of any Subsidiary), whether now owned or hereafter acquired, of the Company and its Subsidiaries to any Person other than the Company or its wholly-owned Subsidiaries in any one transaction or series of related transactions outside of the ordinary course of business for aggregate consideration (including assumed Indebtedness valued at the amount that is or is required to be shown on the balance sheet of the Company) in an amount in excess of $500 million, subject to the CPI Adjustment; provided, however, that the approval of the Rio Tinto Members under this Section 4.3(b) shall not be required in connection with the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any Lien created, incurred or assumed in connection with Indebtedness assumed, incurred or issued as permitted by the terms of this Agreement or the Transactions;

(iv)          any fundamental change outside of the ordinary course in the nature (but not size or methods) of the Coal Business as in effect on the date of this Agreement, but only insofar as such fundamental change does not relate to the normal operation or activities of the Coal Business or any business or operation reasonably related or ancillary to the Coal Business;

(v)           entering into any agreement to effect or consummate any acquisition of any other business or assets that has a purchase price in excess of $500 million, or that would result in the issuance of Equity Interests in excess of $500 million, in either case subject to the CPI Adjustment, taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation or otherwise;

(vi)          the assumption, incurrence or issuance of Indebtedness in an aggregate principal amount in excess of 125% of the Indebtedness amounts included in the Company’s Life of Mine Model, subject to the CPI Adjustment, other than Indebtedness (x) to fund ordinary course business operations of the Company or (y) to fund any capital expenditures that do not require Rio Tinto Member Approval as set forth in clause (vii) below;

(vii)         making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; it being acknowledged that the following capital expenditures, as adjusted by the CPI Adjustment, shall be deemed to be in the ordinary course of business: (x) Committed LBA Payments reflected in the Company’s Life of Mine Model and (y) the aggregate amount of other capital expenditures that for such calendar year period is not in excess of 125% multiplied by the sum of (1) Uncommitted LBA Payments reflected in the Company’s Life of Mine Model for such calendar year period, (2) Non-LBA Capital Payments reflected in the Company’s Life of Mine Model for such calendar year period and (3) the cumulative amount by which actual capital expenditures in preceding years for capital expenditures other than Committed LBA Payments is less than the sum of Uncommitted LBA Payments and Non-LBA Capital Payments for such prior years.

(viii)        except as otherwise set forth in any other Transaction Document, settle any Claims as to which any of the Rio Tinto Members or any of their Affiliates would have liability.

(c)           Except for the matters expressly specified in Section 4.3(b), the Rio Tinto Member Approval Rights shall not, and are not intended to, affect, limit, modify or supersede the Manager’s right and obligation to conduct, make all decisions and manage the day-to-day business and affairs of the Company.

4.4          Duties.  The Manager shall carry out its duties in good faith, in a manner that it believes to be in the best interests of the Company.  The Manager shall devote such time and expend such resources to the business and affairs of the Company as it may determine, in its reasonable discretion, is necessary or appropriate for the efficient carrying on of the Company’s business.

4.5          Reliance by Third Parties.  No third party dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this Agreement.  All third parties may rely conclusively on any agreement, instrument or other document executed by the Manager as being within the Manager’s authority and binding on the Company.  If the Manager acts without authority it shall be liable to the Members for any damages arising out of its unauthorized actions.

4.6          Resignation.  The Manager may resign at any time by giving written notice to the Members.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.  Notwithstanding the foregoing, if a replacement Manager has not been designated pursuant to Section 4.8, such resignation shall not take effect until the appointment of the new Manager pursuant to Section 4.8.

4.7          Removal.  CPE may from time to time and at any time with or without cause remove itself, and any subsequent Manager, from the position of Manager by giving written notice to the Members and such Manager.  If at any time the Manager (the “Former Manager”) is removed pursuant to this Section 4.7 or resigns pursuant to Section 4.6 and a new Manager is appointed pursuant to Section 4.8, the Former Manager will, if the Former Manager owns any Common Membership Units, automatically become a Non-Managing Member in the Company and the Managing Member Interest of the Former Manager will automatically cease to be the Managing Member Interest; provided, however that the provisions of Section 3.3(e)(ii), Section 4.14(a) and Section 8.3 shall not apply to CPE and CPE shall continue to owe the duties set forth under Section 4.14(b).

4.8          Vacancies.  If there is a vacancy in the position of Manager occurring for any reason, CPE shall have the right, subject to Section 4.3(b)(i), to designate any Person (including, without limitation, CPE or its Affiliates) as Manager.  Any such designation shall be made by giving written notice thereof to the Members.

4.9          Information Relating to the Company.

(a)           In addition to any information required to be provided pursuant to Section 6.6 or Section 6.9, the Manager shall supply to a Member as soon as reasonably practicable after written request therefor any information required to be available to the Members under the LLC Act and any other information reasonably requested by such Member regarding the Company or its activities (including copies of all books and accounts, documents and other information in order to enable such Member to monitor its investment in the Company, exercise its rights under this Agreement and such other information as may be reasonably required to enable such Member to account for its investment in the Company and otherwise comply with the requirements of applicable laws, GAAP, the generally accepted accounting principles or other accounting requirements of any Member and the requirements of any Government Authority), provided that obtaining the information requested is not unduly burdensome to the Manager (it being understood that any information necessary for a Member to account for its investment in the Company under the generally accepted accounting principles or other accounting requirements applicable to such Member shall not be deemed unduly burdensome).

(b)           During ordinary business hours, each Member and its authorized representative shall have access to all books, records and materials in the Company’s offices regarding the Company or its activities.

(c)           The Manager shall notify a Member if the Manager considers any information received pursuant to this Section 4.9 to be Confidential Information.  Any such Confidential Information will be subject to the provisions of Section 10.3 of this Agreement.

4.10        Insurance.  The Company shall maintain or cause to be maintained in force at all times, for the protection of the Company and the Members to the extent of their insurable interests, such insurance as the Manager believes is warranted for the operations being conducted.

4.11        Board of Directors.  The Manager may establish a Board of Directors (the “Board”) for the Company to manage the business and affairs of the Company and may designate one or more persons as members of the Board and may delegate any or all of its authority as Manager to such Board; provided that no such delegation shall reduce or otherwise affect the duties and obligations of the Manager hereunder.  If a Board is created pursuant to this Section 4.11, the Board may designate one or more committees to act on its behalf as it deems appropriate.

4.12        Officers.

(a)           The Manager may, from time to time, designate one or more Persons to fill one or more officer positions of the Company.  Any officers so designated shall have such titles and authority and perform such duties as the Manager may, from time to time, delegate to them.  If the title given to a particular officer is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by the Manager.  Each officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in the manner hereinafter provided.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Manager.  The initial officers of the Company are listed on Exhibit C hereto.

(b)           Any officer of the Company may resign at any time by giving written notice thereof to the Manager.  Any officer may be removed, either with or without cause, by the Manager whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed.  Designation of an officer shall not, by itself, create contract rights.

4.13        Certain Costs, Fees and Expenses.

(a)           Except as expressly provided in the Transaction Documents, the Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities, including intended activities, of the Company, including for any acquisitions, financing transactions or any other transactions, whether or not consummated.

(b)           The Manager is hereby authorized to receive payments from the Company as set forth in the Management Services Agreement.  Except as provided therein, the Manager shall not be entitled to compensation for performance of its duties hereunder.  Any payment made to the Manager pursuant to the Management Services Agreement shall be treated under Section 707(a) of the Code as a payment to the Manager in its capacity as Manager and not in its capacity as a Member of the Company.

4.14        Certain Duties and Obligations of the Members.

(a)           Under no circumstance shall the Non-Managing Members constitute fiduciaries of any other Member or the Company, or owe any fiduciary or other duties or obligations to any other Member or the Company, whether express, implied or otherwise existing (but for this provision) by operation of law or application of legal or equitable principles, and any and all such duties and obligations, and any and all Claims and causes of action which may be based thereon, are hereby expressly waived and relinquished by the Members.  Except as otherwise provided in this Agreement, no Non-Managing Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member.

(b)           In connection with the performance of its duties as Manager of the Company, the Manager acknowledges that it will owe to the Members, solely in their capacity as Members, the same fiduciary or quasi-fiduciary duties or similar duties and obligations as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation.  The Members acknowledge that the Manager will take action through its board of directors, and that the members of the Manager’s board of directors will owe comparable fiduciary duties to the stockholders of the Manager.  The Manager will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Manager, to minimize any conflicts of interest between the Members and the stockholders of the Manager and to effectuate any transaction that involves or affects any of the Company, the Manager, the Members and/or the stockholders of the Manager in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Manager, (ii) advantage the stockholders of the Manager relative to the Members or (iii) treat the Members and the stockholders of the Manager differently, except to reflect the fact that stockholders are stockholders of a corporation and the Members are members of a limited liability company or as otherwise provided herein or in any other Transaction Document.

4.15        Limitation of Liability; Exculpation.

(a)           No (i) Manager or Member of the Company, nor any of their respective Subsidiaries or Affiliates nor (ii) any of their respective direct or indirect officers, directors, trustees, members, managers, partners, equity holders, employees or agents (each, a “Representative”), nor (iii) any of their heirs, executors, successors and assigns ((i), (i) and (iii), each, an “Indemnitee”), shall be liable to the Company or any Member for any act or omission by such Indemnitee in connection with the conduct of affairs of the Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein, in each case unless such act or omission was the result of gross negligence or willful misconduct or constitutes a breach of, or a failure to comply with this Agreement.  Except as provided in the LLC Act, this Agreement or as otherwise expressly agreed, in no event shall the Manager (or any former Manager), by reason of its status as Manager (or former Manager), have any liability or responsibility for (i) any Indebtedness, duties, Liabilities or any other obligations of the Company (or any other Manager or former Manager), (ii) the repayment of any Capital Contribution of any other Manager or (iii) any act or omission of any other Manager.  To the extent any portion of this Section 4.15 directly conflicts with any of the Transaction Documents, other than this Agreement, such other Transaction Document shall control with respect to the matters set forth therein.

(b)           Subject to Section 4.4(b), notwithstanding any other provision of this Agreement or other applicable provision of law or equity, whenever in this Agreement a Manager, Member, director or officer of the Manager or the Company is permitted or required to make a decision (i) in its “sole discretion,” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Manager, Member, director or officer shall be entitled to consider only such interests and factors as it desires in good faith and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, such Manager, Member, director or officer shall act under such express standard and shall not be subject to any other or different standards.

(c)           Any Manager, Member, Liquidator, director or officer of the Manager or the Company may consult with legal counsel and accountants selected by it at its expense or with legal counsel and accountants for the Manager or the Company at the Company’s expense.  Each Manager, Member, Liquidator, director and officer of the Manager or the Company shall be fully protected in relying in good faith upon the records of the Manager or the Company and upon information, opinions, reports, or statements presented by another Manager, Member, Liquidator, director or officer, or employee of the Manager or the Company, or committees of the Manager, Liquidator or the Company, or by any other Person (including, without limitation, legal counsel and public accountants) as to matters that the Manager, Member, Liquidator, director or officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income or Net Losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

4.16        Indemnification.

(a)           Indemnification Rights.  The Company shall indemnify and hold harmless each Indemnitee from and against any and all Liabilities, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the business of the Company, this Agreement, any Person’s status as a Manager, Member, director or officer of the Company or any action taken by any Manager, Member, director or officer of the Company under this Agreement or otherwise on behalf of the Company, regardless of whether the Indemnitee continues to be a Manager, Member, director or officer of the Company, or an Affiliate or Representative of a Manager, Member, director or officer of the Company, to the fullest extent permitted by the LLC Act and all other applicable Laws; provided that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not result from gross negligence or willful misconduct.  The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnitee’s conduct resulted from gross negligence or willful misconduct.  To the extent any portion of this Section 4.16 directly conflicts with any of the Transaction Documents, other than this

Agreement, such other Transaction Document shall control with respect to the matters set forth therein.

(b)           Expenses.  Expenses incurred by an Indemnitee in defending against any Liability or potential Liability subject to this Section 4.16 shall be, from time to time, promptly advanced by the Company prior to the final disposition of such Liability upon receipt by the Company of an undertaking reasonably acceptable in form and substance to the Manager by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 4.16.

(c)           Indemnification Rights Non-Exclusive; Rights of Indemnified Parties.  The indemnification provided by this Section 4.16 shall be in addition to any other rights an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise.  Such indemnification shall continue with respect to an Indemnitee even though it has ceased to serve in any particular capacity and shall inure to the benefit of its heirs, executors, successors, assigns and other legal representatives.  The provisions of Section 4.15 and this Section 4.16 shall not supersede any other provisions providing for indemnification of any Indemnitee in any other Transaction Document, including the Master Separation Agreement.  To the extent that any provision in Section 4.15 and this Section 4.16 conflict with any other Transaction Document, such other Transaction Document shall control.

(d)           Assets of the Company.  Any indemnification under this Section 4.16 shall be satisfied solely out of the assets of the Company, and no Member or Manager shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

(e)           Other Liability Insurance.  The Company may purchase and maintain insurance, at the Company’s expense, on behalf of such Persons as the Manager shall reasonably determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company and its Subsidiaries or Affiliates regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement.

(f)            Calculation of Indemnification.  Any indemnification obligation payable to the Rio Tinto Members arising under this Section 4.16 will be calculated and payable in accordance with Section 6.1 of the Master Separation Agreement.

4.17        Title to Assets; Liens.  Unless specifically licensed or leased to the Company, title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Members, individually or collectively, shall have any ownership interest in such assets or any portion thereof or any right of partition.  The Company shall be permitted to create, incur, assume or permit to exist Liens on any assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof.

4.18        CPE Conduct of Business Only Through the Company.  Except as provided in this Agreement, or as may be otherwise provided in any written agreement by and among (a) the

Company, (b) at least one or more of RTEA, KMS or any of their Affiliates and (c) CPE, CPE shall not, and shall cause its respective Affiliates not to directly or indirectly create or establish a new business venture, expand an existing business venture or engage in or conduct any business or venture (whether or not operated through a separate legal entity or as part of a larger corporation or other entity), or invest any amount of resources in connection with the foregoing, other than in (i) any business or venture that is held in, or conducted through, the Company or (ii) any business or venture entered into in connection with (w) the acquisition, ownership or disposition of its Managing Member Interest (or if it is not then the Manager, its Non-Managing Member Interest), (x) the management of the business of the Company as provided herein, (y) CPE’s operation as a public reporting company with a class of securities registered under the Exchange Act and (z) such other activities that are incidental to the foregoing.  The requirements of this Section 4.18 shall apply to CPE so long as CPE, including any successor, is a Member of the Company, regardless of whether CPE is no longer the Manager pursuant to Section 4.6 or Section 4.7 of this Agreement.  The Manager (including any future Managers if CPE is no longer the Manager pursuant to Section 4.6 or Section 4.7 of this Agreement) shall not have any business or other interests or engage in any other business ventures (whether or not operated through a separate legal entity or as part of a larger corporation or other entity) other than as held in or conducted through the Company.  The Company shall conduct substantially all of its business activities directly through entities treated as partnerships for U.S. federal income tax purposes or through entities whose existence is disregarded for U.S. federal income tax purposes.

4.19        Business Opportunities.  (a) Subject to the proviso in the last sentence of clause (b) of this Section 4.19, and except as otherwise agreed in writing between CPE, the Company and a Rio Tinto Member, to the fullest extent permitted by law, (1) no Rio Tinto Member (or any of the officers, directors, employees, advisory board members, agents, stockholders, members, partners, Affiliates and subsidiaries of any Rio Tinto Member (excluding, for purposes of this Section 4.19, any Permitted Transferees) or any of its Affiliates (collectively, the “Rio Tinto Member Affiliates”)) shall have the duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as CPE or the Company, (ii) doing business with any client, customer or vendor of CPE or the Company or (iii) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with CPE or the Company, including, without limitation, in the case of any of clause (i), (ii) or (iii), any such matters as may be corporate opportunities, (2) no Rio Tinto Member nor any Rio Tinto Member Affiliate shall be deemed to have breached any duties (fiduciary or otherwise), if any, to CPE or its stockholders or the Company or its Members by reason of any Rio Tinto Member or any Rio Tinto Member Affiliate engaging in any such activity or entering into such transactions, including, without limitation, any corporate opportunities, whether or not such opportunities have been offered to CPE or the Company and (3) to the extent required by applicable law in order to effectuate the purpose of this provision, neither CPE nor the Company shall have any interest or expectancy, and CPE and the Company specifically renounce any interest or expectancy, in, and in being offered an opportunity to participate in, any such activities or transactions.

(b)           If any Rio Tinto Member or Rio Tinto Member Affiliate acquires knowledge of any potential matter or transaction which may be a corporate opportunity or otherwise is utilizing any corporate opportunity, CPE and the Company shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that (1) such Rio Tinto Member or Rio Tinto Member Affiliate shall, to the fullest extent permitted by law, have the right to hold and to utilize any such corporate opportunity for its own account (and for the account of its officers, directors, employees, advisory board members, agents, stockholders, members, partners, Affiliates and subsidiaries (other than CPE or the Company)) or to direct, sell, assign or transfer such corporate opportunity to any person other than CPE or the Company and (2) such Rio Tinto Member or Rio Tinto Member Affiliate shall have no obligation to communicate or offer such corporate opportunity to CPE or the Company and shall not, to the fullest extent permitted by law, breach any duty (fiduciary or otherwise) to CPE or any of its stockholders or the Company or any of its Members or be liable to CPE or any of its stockholders or the Company or any of its members for breach of any duty (fiduciary or otherwise) as a director, officer, stockholder or member of CPE or the Company by reason of the fact that any Rio Tinto Member or Rio Tinto Member Affiliate acquires, utilizes, or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to CPE or any of its stockholders or the Company or any of its Members; provided, however, that notwithstanding any other provision of this Section 4.19, CPE and the Company do not renounce any interest or expectancy they may have in any corporate opportunity that is offered to any director or officer of CPE or the Company (as defined in Securities Exchange Rule 16a-1(f)) who also is a Rio Tinto Member Affiliate if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of CPE or the Company (as defined in Securities Exchange Act Rule 16a-1(f)).

(c)           For purposes of this Section 4.19, (1) the term “corporate opportunity” shall mean an investment, business opportunity or prospective economic or competitive advantage, including, without limitation, any matter (i) in which CPE could have an interest or expectancy, (ii) which CPE is financially able to undertake, or with respect to which CPE would reasonably be able to obtain debt or equity financing, and (iii) which is, from its nature, in the line or lines of CPE’s business or reasonable expansion thereof, (2) the term “CPE” shall mean CPE, the Company and all corporations, partnerships, joint ventures, associations and other entities in which CPE or the Company beneficially owns (directly or indirectly) voting stock, voting power, partnership interests or similar voting interests and (3) the term “person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

(d)           Neither the alteration, amendment or repeal of this Section 4.19 nor the adoption of any provisions of this Agreement inconsistent with this Section 4.19 shall eliminate or reduce the effect of this Section 4.19 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 4.19, would accrue or arise prior to such alteration, amendment, repeal or adoption.

ARTICLE 5
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

5.1          Capital Contributions.

(a)           Except as set forth in this Agreement or any other Transaction Document, no Member shall be required or permitted to make any other capital contribution to, or provide credit support for, the Company.

(b)           Except as provided in Article 9 of this Agreement, no Member shall be entitled to withdraw, or demand the return of, any part its Capital Contributions or Capital Account.  No Member shall be entitled to interest on or with respect to any Capital Contribution or Capital Account.

(c)           Except as otherwise provided in this Agreement, no Person shall have any preemptive, preferential or similar right to subscribe for or to acquire any Units.

5.2          Loans from Members.  Loans by Members to the Company shall not be considered contributions to the capital of the Company hereunder.  If any Member shall advance funds to the Company in excess of the amounts required to be contributed to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member and shall be payable or collectible in accordance with the terms and conditions upon which advances are made; provided that the terms of any such loan shall not be less favorable to the Company, taken as a whole, than would be available to the Company from unrelated lenders and such loan shall be approved by the Manager.

5.3          Loans from Third Parties.  The Company may incur Indebtedness, or enter into other similar credit, guarantee, surety, financing or refinancing arrangements for any purpose with any Person upon such terms as the Manager determines appropriate, including to guarantee or provide other credit support arrangements for the benefit of its Subsidiaries or CPE; provided that the Company shall not incur any Indebtedness that is recourse to any Member, except to the extent otherwise agreed to in writing by the applicable Member in its sole discretion.  Notwithstanding the foregoing, CPE may (but shall not be required to), with the approval of the Rio Tinto Members, enter into guarantees or other credit support arrangements for the benefit of the Company and/or its Subsidiaries, but no other Member shall be required to do so.

5.4          Distributions.  All distributions made by the Company shall be made in accordance with this Section 5.4.

(a)           Distributions of cash from the Company shall be made by the Manager, in its discretion, at such times as the Manager shall determine from time to time, to the Members holding Common Membership Units, pro rata in accordance with their Percentage Interests.  It is intended that distributions made by the Company will be made in such amounts as shall enable CPE to (i) satisfy any present or future tax, levy, import, duty, charge, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed on it by any government or other taxing authority and (ii) meet its obligations pursuant to the Tax Receivable Agreement.

(b)           Liquidating Distributions.  All distributions to the Members made in connection with the sale, exchange or other disposition of all or substantially all of the Company’s assets, or with respect to the winding up and liquidation of the Company, shall be made among the Members holding Common Membership Units pro rata in accordance with their Percentage Interests.

(c)           Limitations on Distributions.  Notwithstanding anything in this Agreement to the contrary, no distribution shall be made in violation of the LLC Act.

(d)           Exculpation.  The Members hereby consent and agree that, except as expressly provided herein or required by applicable law and except for distributions not made in compliance with this Agreement, no Member shall have an obligation to return amounts distributed to such Member by the Company, whether such obligation would have arisen under § 18-502(b) of the LLC Act or otherwise.

(e)           Notes Offering Distribution.  Notwithstanding anything to the contrary in this Section 5.4, in the event the Notes Offering is consummated, the Company shall make a one-time distribution to RTEA with respect to the amount of any distributions previously declared (but unpaid) pursuant to the Second Amended and Restated LLC Agreement in respect of the Common Membership Units held by RTEA.

(f)            Indemnification Payments.  Any payments made by the Company to RTEA or its Affiliates pursuant to Article VI of the Master Separation Agreement shall be treated as: (i) a pro-rata distribution of such amount to all unitholders of the Company and (ii) a payment by all unitholders (other than RTEA and its Affiliates) of their pro-rata share of such amount to RTEA or its Affiliates.

5.5          Revisions to Reflect Issuance of Additional Units.  Subject to Section 10.2, in the event that the Company issues an additional class of Units other than Common Membership Units pursuant to Article 3 of this Agreement, the Manager shall make such revisions to this Agreement, including this Article 5, as it reasonably deems necessary to reflect the issuance of such additional Units.

ARTICLE 6
BOOKS AND RECORDS; TAX; CAPITAL ACCOUNTS; ALLOCATIONS

6.1          General Accounting Matters.

(a)           The Manager shall keep, or cause to be kept, books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income and Net Losses, Members’ Capital Accounts and all transactions entered into by the Company.  Such books and records of the Company shall be kept at the office of the Company and, subject to the confidentiality provisions of this Agreement, the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

(b)           The Company’s books of account shall be kept on an accrual basis in accordance with GAAP or as otherwise provided by the Manager or otherwise agreed with the

Rio Tinto Members, except that for U.S. federal, state and local income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

6.2          Capital Accounts.

(a)           The Company shall maintain for each Member on the books of the Company a capital account (a “Capital Account”).  Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and the provisions of this Agreement.

(b)           The Capital Account of a Member shall be credited with the amount of all Capital Contributions by such Member to the Company.  The Capital Account of a Member shall be increased by the amount of any Net Income (or items of gross income) allocated to such Member pursuant to this Article 6, and decreased by (i) the amount of any Net Losses (or items of loss or deduction) allocated to such Member pursuant to this Article 6, (ii) the amount of any cash distributed to such Member and (iii) the fair market value of any asset distributed in kind to such Member (net of all liabilities secured by such asset that such Member is considered to assume or take subject to under Section 752 of the Code).  The Capital Account of the Member also shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulation Section 1.704-1 or 1.704-2.

(c)           In the event that any Interest in the Company is Transferred including in connection with the initial purchase by CPE from RTEA of Common Membership Units and the Over-Allotment Unit Purchase, if any, the transferee of such Interest shall succeed to the portion of the transferor’s Capital Account attributable to such Interest.

6.3          Allocations.

(a)           General.  Allocations of Net Income or Net Losses pursuant to this Section 6.3 shall be made at the end of each Fiscal Quarter, at such times as the Carrying Value of Company assets is adjusted pursuant to the definition thereof and at such other times as required by this Agreement.  Except as provided in Section 6.3(b) and as otherwise provided in this Agreement, Net Income and Net Losses, shall be allocated to the Members pro-rata in accordance with each Members’ Percentage Interests.  Subject to the other provisions of this Article 6, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.

(b)           Special Allocations.

(i)            Qualified Income Offset.  If any Member receives an unexpected adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4-6) in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible.  This Section

6.3(b)(i) is intended to comply with the qualified income offset provision in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii)           Gross Income Allocation.  If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, individual items of income and gain of the Company shall be specifically allocated to such Member (in the manner specified in Section 6.3(b)(i)) so as to eliminate such deficit as quickly as possible.

(iii)          Partnership Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during a Fiscal Year or other period, each Member shall be allocated items of Company gross income and gain for such Fiscal Year or other period (and, if necessary, subsequent Fiscal Years or periods) in proportion to, and to the extent of, such Member’s share of such net decrease, except to the extent such allocation would not be required by Treasury Regulation Section 1.704-2(f).  The amounts referred to in this Section 6.4(b)(iii), and the items to be so allocated, shall be determined in accordance with Treasury Regulation Section 1.704-2.  This Section 6.3(b)(iii) is intended to constitute a “minimum gain chargeback” provision as described in Treasury Regulation Section 1.704-2(f) or 1.704-2(j)(2) and shall be interpreted consistently therewith.

(iv)          Partner Nonrecourse Debt Minimum Gain Chargeback.  If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of Company gross income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Treasury Regulation Section 1.704-2(i)(4) or 1.704-2(j)(2).  The amounts referred to in this Section 6.3(b)(iv) and the items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.  This Section 6.3(b)(iv) is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)           Limitations on Net Loss Allocations.  With respect to any Member, notwithstanding the provisions of Section 6.3(a), the amount of Net Losses for any Fiscal Year or other period that would otherwise be allocated to a Member under Section 6.3(a) shall not cause or increase a deficit Adjusted Capital Account Balance.  Any Net Losses in excess of the limitation set forth in this Section 6.3(b)(v) shall be allocated among the Members pro rata to the extent each, respectively, is liable or exposed with respect to any debt or other obligations of the Company.

(vi)          Partner Nonrecourse Deductions.  Partner nonrecourse deductions (as described in Treasury Regulation Section 1.704-2(i)) for any Fiscal Year or other period shall be specifically allocated to the Members who bear the economic risk of loss with respect to Partner Nonrecourse Debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(vii)         Nonrecourse Deductions.  Nonrecourse deductions (as described in Treasury Regulation Section 1.704-2(b)) for any Fiscal Year or other period shall be allocated among the Members pro rata in accordance with their relative Percentage Interests.

(viii)        Excess Nonrecourse Liabilities.  If the built-in gain in Company assets subject to Nonrecourse Debts exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2), the Excess Nonrecourse Liabilities shall be allocated (i) first, to RTEA up to the amount of built-in gain that is allocable to RTEA on Section 704(c) Property, (ii) second, among the Members other than RTEA up to the amount of built-in gain that is allocable to such other Members on Section 704(c) Property and (iii) last, any remaining Excess Nonrecourse Liabilities shall be allocated among the Members pro rata in accordance with their relative Percentage Interests.

(ix)           Ordering Rules.  Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Quarter or other period of nonrecourse deductions (as described in Treasury Regulation Section 1.704-2(b)) or partner nonrecourse deductions (as described in Treasury Regulation Section 1.704-2(i)), or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Sections 6.3(b)(iii) and 6.3(b)(iv), shall be made before any other allocations hereunder.

(c)           Curative Provisions.  The allocations set forth in Section 6.3(b)(i)-(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Losses or make contributions.  Accordingly, notwithstanding the other provisions of this Agreement, but subject to the Regulatory Allocations, Members shall reallocate items of income, gain, deduction and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.  In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.  In addition, if in any Fiscal Year or other period there is a decrease in Partnership Minimum Gain, or in Partner Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section 6.3 would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements.  If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

6.4          Allocations of Net Income and Net Losses for U.S. Federal Income Tax Purposes.

(a)           In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Carrying Value upon its contribution (or deemed contribution).  If the Carrying Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the Carrying Value of such Company asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder.  The Company shall elect and apply at all times the “traditional” method (within the meaning of Treasury Regulation Section 1.704-3(b)) with respect to any property under this Section 6.4.

(b)           All items of depreciation and depletion, to the extent allowable, shall be taken into account pursuant to Section 263A of the Code in the determination of “inventory costs.”

(c)           Pursuant to Treasury Regulation Section 1.704-1(b)(4)(iii), if and to the extent deductions for percentage depletion with respect to a depletable property exceed the adjusted tax basis of such property, such percentage depletion shall be allocated in accordance with Percentage Interests.

(d)           Deductions with respect to payments made by the Company to satisfy the Company’s contingent liabilities (the nominal amount of such liabilities hereinafter referred to as the “Treas. Reg. 1.752-7 Liabilities”) shall be allocated first to the present value of such payments, as were determined as of the date of the Second Amended and Restated LLC Agreement (the “PV Amount”) until expenditures have been made equal to PV Amount.  In each year, until expenditures equal to the Treas. Reg. 1.752-7 Liabilities are paid, deductions with respect to each Section 1.752-7 Liability shall be allocated to RTEA and any successor to the Capital Account of RTEA pursuant to Section 6.2(c) until such Members are allocated an amount of deductions equal to the PV Amount.  Following such time, deductions shall be allocated among the Members in accordance with Percentage Interests.  For the purposes of this Section 6.4(d), the term “Section 1.752-7 Liability” shall mean any contingent obligation that is described by Treasury Regulation Section 1.752-7, as agreed to by the Parties.  The present value of contingent liabilities shall be determined using RTEA’s cost of obtaining funds from unrelated financing parties, either as agreed to by the Parties or as determined through an appraisal process.

(e)           Jacobs Ranch.  Solely for U.S. federal income tax purposes, all benefits and burdens of that certain Membership Interest Purchase Agreement, dated as of March 8, 2009, by and between Rio Tinto Sage LLC and Arch Coal, Inc. (the “JRC MIPA”), other than those set forth in Exhibit A to the Master Separation Agreement (the “MSA Exhibit A”), shall remain solely for the account of RTEA shall not be treated as items of income, gain, loss or deduction of the Company.  The Members shall treat the benefits and burdens of the JRC MIPA set forth in the MSA Exhibit A as a contribution by RTEA to the Company and assumption by the Company of such benefits and burdens and shall treat any items of income, gain, loss or deduction with respect to such benefits and burdens as items of the Company.  Consistent with the foregoing, any payments to RTEA indirectly from Arch Coal, Inc. or to Arch Coal, Inc. indirectly from RTEA pursuant to the JRC MIPA, other than payments made with respect to the MSA Exhibit A, shall be treated for U.S. federal income tax purposes as payments directly between Arch Coal, Inc. and RTEA.   Payments made with respect to the MSA Exhibit A shall be treated under Section 707(a) of the Code as payments by and between the Company and a Person who is not a Member of the Company.  Subject to Section 6.5 of this Agreement, the Members and the Company shall not take any position inconsistent with the foregoing.

6.5          Revisions to Allocations to Reflect Issuance.  In the event that the Company issues additional classes of Units to the Members pursuant to Article 3 of this Agreement, the Manager shall, subject to Section 10.2, make such revisions to this Article 6 as it reasonably deems necessary to reflect the terms of the issuance of such additional class of Units, including making preferential allocations to classes of Units that are entitled thereto.

6.6          Certain Tax Matters.

(a)           The “tax matters partner” for purposes of Section 6231(a)(7) of the Code shall be CPE (the “Tax Matters Member”).  The Tax Matters Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.  The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity.  This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

(b)           The Tax Matters Member shall not initiate any action or proceeding in any court, extend any statute of limitations, or take any other action in its capacity as Tax Matters Member, which it knows, has reason to know, or would reasonably be expected to know, would or would reasonably be expected to have a significant adverse effect on RTEA as a Member of the Company, without approval of the RTEA Members, which approval may not be unreasonably withheld; provided, however, that, for this purpose, it shall not be unreasonable for an RTEA Member to withhold such approval if the action proposed to be taken could significantly adversely effect such Member or its Affiliates.  The RTEA Members may alert the Tax Matters Member as to any actions that would have a significant adverse effect on an RTEA Member or its Affiliates.

(c)           The Manager shall timely cause to be prepared all U.S. federal, state, local and foreign tax returns and reports (including amended returns) of the Company and its subsidiaries for each year or period that such returns or reports are required to be filed and, subject to the remainder of this subsection, shall cause such tax returns to be timely filed.  No later than thirty (30) days prior to filing of all income and franchise tax returns of the Company, the Manager shall have provided copies of all such tax returns to the other Members for review.  The RTEA Members shall be entitled to provide reasonable comments on such returns to the Manager no later than fifteen (15) days after receiving copies of such returns, and the Manager shall consider in good faith all such comments.  If the Manager does not incorporate any comment made by any RTEA Member in accordance with the foregoing sentence, at the request of such RTEA Member the Manager shall provide any information necessary for such RTEA Member to properly file its U.S. federal, state, local, and foreign tax returns and reports (including amended returns and information returns) and any disclosure required in connection with the filing of such returns or reports in a manner consistent with such comment.

(d)           Within ninety (90) days after the end of each Fiscal Year, or as soon as reasonably practical thereafter, the Manager shall prepare and send, or cause to be prepared and sent, to each Person who was a Member at any time during such Fiscal Year copies of such information as may be required for U.S. federal, state, local and foreign income tax reporting purposes, including copies of Form 1065 and Schedule K-1 or any successor form or schedule, for such Person. At any time after such information has been provided, upon at least five (5) business days’ notice from a Member, the Manager shall also provide each Member with a reasonable opportunity during ordinary business hours to review and make copies of all workpapers related to such information or to any return prepared under paragraph (c) above. As soon as practicable following the end of each quarter (and in any event not later than thirty (30) days after the end of such quarter), the Manager shall also cause to be provided to each Member an estimate of each Member’s share of all items of income, gain, loss, deduction and credit of the Company for the quarter just completed and for the Fiscal Year to date for federal income tax purposes.

(e)           The Company intends to be taxable as a partnership for U.S. federal, state and local income tax purposes and the Manager shall not take any action or make any election so as to cause the Company or any subsidiary treated as a partnership or a disregarded entity for U.S. federal income tax purposes to not be taxable as a partnership or a disregarded entity for U.S. federal, state and local income tax purposes.

(f)            The Manager shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s property, with respect to its U.S. federal income tax return for the taxable year in which CPE first purchased Units in the Company and the Manager shall cause such election to remain in effect for every year of the Company thereafter.  The Company shall make such election with respect to all Subsidiaries of the Company that are treated as partnerships for U.S. federal income tax purposes in the same year the Company makes such election and if any Subsidiary of the Company is treated as a partnership for U.S. federal income tax purposes in a subsequent taxable year, the Company shall cause such election to be made in such year.

(g)           Except as otherwise provided herein, all other elections required or permitted to be made by the Company under the Code (or applicable foreign, state or local law), including elections with respect to any subsidiary of the Company, shall be made as may be determined by the Manager and all decisions and positions taken with respect to the Company’s or any Subsidiary’s taxable income or tax loss (or items thereof) under the Code or other applicable tax law shall be made in such manner as may be reasonably determined by the Manager.  Notwithstanding the foregoing, the Manager shall not make any election for U.S. federal, state or local income tax purposes or for franchise tax purposes and shall not make any decision or take any position with respect to allocations of taxable income, if the Manager knows or has reason to know, or would reasonably be expected to know that such election, decision, or position would, or would reasonably be expected to have a significant adverse effect on RTEA or its Affiliates and a greater negative impact proportionally on the amount of taxable inclusions incurred by RTEA with respect to income allocated to it by the Company than if such election, decision, or position had not been made or taken.   The RTEA Members may alert the Manager as to any election, decision, or position that would have a significant adverse effect on an RTEA Member or its Affiliates.

6.7          Tax Year.  The taxable year of the Company shall be the same as its Fiscal Year.

6.8          Withholding Requirements.  Notwithstanding any provision herein to the contrary, the Manager is authorized to take any and all actions that it determines to be necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Sections 1441, 1445, 1446 or any other provision of the Code or other applicable law.  Without limiting the generality of the foregoing, the Manager may withhold from distributions the amount that it determines is required to be withheld from the amount otherwise distributable to any Member pursuant to Article 5; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying Article 5 and this Article 6.  The Manager will not withhold any amounts from cash or other property distributable to any Member to satisfy any withholding and tax payment obligations to the extent that such Member demonstrates to the Manager’s satisfaction that such Member is not subject to such withholding and tax payment obligation.  In the event that the Manager withholds or incurred tax in respect of any Member for any period in excess of the amount of cash or other property otherwise distributable to such Member for such period (or there is a determination by any taxing authority that the Company should have withheld or incurred any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), such excess amount (or such additional amount) shall be treated as a recourse loan to such Member that shall bear interest at the rate of 10% per annum and be payable on demand.

6.9          Reports to Members.

(a)           The books of account and records of the Company shall be audited as of the end of each Fiscal Year by the Company’s independent public accountants.

(b)           Within one (1) calendar day after the applicable due date for the filing of CPE’s quarterly reports for the end of each Fiscal Quarter of CPE with the Commission (or the next Business Day if the first calendar day is not a Business Day), the Company shall send to each Person who was a Member during such period an unaudited report setting forth the following as of the end of such Fiscal Quarter:

(i)            unless such Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, an unaudited balance sheet as of the end of such period;

(ii)           unless such Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, an unaudited income statement of the Company for such period;

(iii)          unless such Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, an unaudited cash flow statement of the Company for such period;

(iv)          a statement of each Member’s Capital Account; and

(v)           a summary of the Company’s activities during such period.

(c)           Within one (1) calendar day after the applicable due date for the filing of CPE’s annual report for the end of each Fiscal Year of CPE with the Commission (or the next Business Day if the first calendar day is not a Business Day), the Company shall send to each Person who was a Member during such period an audited report setting forth the following as of the end of such Fiscal Year:

(i)            an audited balance sheet as of the end of such Fiscal Year;

(ii)           an audited income statement of the Company for such Fiscal Year;

(iii)          an audited cash flow statement of the Company for such Fiscal Year;

(iv)          a statement of each Member’s Capital Account; and

(v)           a summary of the Company’s activities during such period.

(d)           The Company shall provide each Member with monthly “flash reports.”

(e)           The Company shall provide each Member annually with a copy of the Life of Mine Model and the Budget.

(f)            With reasonable promptness, the Manager will deliver such other information available to the Manager, including financial statements and computations, as any Member may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Member is subject.

(g)           The Manager shall not be deemed to be in breach of this Section 6.9 for failure to deliver the reports and other information under clause (b) or (c) of this Section 6.9, if the Manager delivers such information to each Member on the earlier of (i) the date such information is provided to the lenders or the holders of any indebtedness of the Company or filed and (ii) a date that is within thirty (30) calendar days of the due date set forth in clause (b) or (c) above.

6.10        Auditors.  The independent registered public accountant of the Company shall be determined by the Manager, in its sole discretion.

ARTICLE 7
DISSOLUTION

7.1          Dissolution.

(a)           The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(i)            the unanimous decision of the Members to dissolve the Company;

(ii)           the entry of a decree of judicial dissolution of the Company pursuant to § 18-802 of the LLC Act; or

(iii)          the termination of the legal existence of the last remaining Member or the occurrence of any other event that causes the last remaining Member to cease to be a Member of the Company, unless the Company is continued without dissolution pursuant to Section 7.1(b).

(b)           Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the

Company without dissolution upon an assignment by the Member of all of its Interest in the Company and the admission of the transferee as a Member pursuant to Section 8.2), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(c)           Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in §§ 18-101(1) and 18-304 of the LLC Act) of a Member shall not cause the Member to cease to be a Member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

7.2          Winding-Up.  When the Company is dissolved, the business and property of the Company shall be wound up in an orderly manner by the Manager or by a liquidating trustee as may be appointed by the Manager and the Rio Tinto Members (the Manager or such liquidating trustee, as the case may be, the “Liquidator”).  No Member shall take any action (with respect to the Company) that is inconsistent with, or not necessary to or appropriate for, the winding-up of the Company’s business and affairs.  The rights of the Rio Tinto Members to approve the appointment of a Person (other than the Manager) to act as Liquidator under this Section 7.2 shall terminate on the Rio Tinto Approval Rights Trigger Date under Section 4.3(b).

7.3          Final Distribution.

(a)           As soon as reasonable following the event that caused the dissolution of the Company, the assets of the Company shall be applied in the following manner and order:

(i)            to pay the expenses of the winding-up, liquidation and dissolution of the Company, and all creditors of the Company, including Members who are creditors of the Company, either by actual payment or by making a reasonable provision therefor, in the manner, and in the order of priority, set forth in § 18-804 of the LLC Act;

(ii)           to distribute the remaining assets of the Company to the Members in accordance with Section 5.4(b).

(b)           If any Member has a deficit balance in its Capital Account in excess of any unpaid Capital Contributions (if any), such Member shall have no obligation to make any Capital Contribution to the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c)           Each Member shall look solely to the assets of the Company for the amounts distributable to it hereunder and shall have no right or power to demand or receive property therefor from any other Member.

(d)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the LLC Act.

ARTICLE 8
TRANSFER; SUBSTITUTION; ADJUSTMENTS; REDEMPTION RIGHT OF CLOUD PEAK

8.1          Restrictions on Transfer.

(a)           No Member may Transfer all or any portion of its Units except with the written consent of the Manager in its sole discretion; provided, however, that subject to Section 8.1(b), a Member may, without the consent of the Manager, at any time Transfer any of such Member’s Units to a Permitted Transferee of such Member.  It is a condition to any Transfer by a Member (the “Transferring Member”) otherwise permitted hereunder that the transferee (i) agrees to become a party to, and be bound by the terms of, this Agreement to the same extent as the Transferring Member and (ii) assumes by operation of law or express agreement all of the obligations of the Transferring Member under this Agreement or any other agreement to which such Transferring Member is a party with respect to such Transferred Units or other Company Interests.  Any transferee, whether or not admitted as a Member, shall take subject to the obligations of the transferor hereunder.

(b)           In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article 8, any purported Transfer or assignment of a Unit or other Company Interests by any Member in the following circumstances shall be void ab initio (unless in the case of clause (v) below only, the consent of the Manager is obtained):

(i)            to any Person who lacks the legal right, power or capacity to own Units or other Company Interests;

(ii)           if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iii)          if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101;

(iv)          if such Transfer requires the registration of such Units or other Company Interests pursuant to any applicable federal, state or foreign securities laws or regulations or would otherwise materially violate any federal, state or foreign securities laws or regulations applicable to the Company, the Units or such Company Interests;

(v)           if such Transfer (in and by itself) subjects the Company to be regulated under the Investment Company Act, the Investment Advisors Act of 1940 or ERISA, each as amended;

(vi)          if such Transfer would cause the Company to fail the limitation set forth in Section 3.1(d) or would otherwise result in a risk that the Company would be treated as a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or 7704(b) of the Code;

(vii)         if such Transfer violates any applicable Laws in any material respect;

(viii)        if the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such assignee’s agreement to be bound by this Agreement as an assignee and Member) that are in a form satisfactory to the Manager (in its sole and absolute discretion); or

(ix)           to any Prohibited Person.

8.2          Substituted Members.

(a)           No Member shall have the right to substitute a transferee as a Member in his or her place with respect to any Units or other Equity Interests in the Company so Transferred (including any transferee permitted by Section 8.1) unless (i) such Transfer is made in compliance with the terms of this Agreement and any other agreements with the Company to which such transferor Member is a party and (ii) such transferee assumes and agrees to be bound, by written instrument satisfactory to the Manager pursuant to Section 8.l(b)(viii), all the rights, powers, restrictions, duties and liabilities that were applicable to the transferor by virtue of the transferor’s ownership of the Units or other Equity Interests in the Company being Transferred.

(b)           Except as provided in Section 8.2(c) and otherwise in this Agreement, a transferee who has been admitted as a Member in accordance with Section 8.2(a) shall have all the rights and powers and be subject to all the restrictions, duties and liabilities of a Member under this Agreement holding the same Units or other Equity Interests in the Company.  The admission of any transferee as a Member shall be subject to the provisions of Section 3.1.

(c)           In the event of a Transfer by a Rio Tinto Member, the transferee shall not have the rights and powers of a Rio Tinto Member under this Agreement unless the transferee is a Permitted Transferee of the Rio Tinto Members prior to and following the Transfer.

8.3          Redemption Right of Cloud Peak.

(a)           Redemption Right.  If the Rio Tinto Members own, in the aggregate, less than five percent (5%) (subject to adjustment to reflect any Units split or reverse Unit split, Unit distribution, Unit reclassification, recapitalization or similar event) of the Initial Units, the Company shall have the right to acquire by redemption all of the Common Membership Units held by the Rio Tinto Members (the “CPE Redemption Right”) at a price to be paid by the Company equal to and in the form of the Cash Settlement.  The Company shall exercise such right by giving written notice (the “CPE Redemption Notice”) to the Rio Tinto Members with a copy to CPE.  The CPE Redemption Notice shall state that the Company intends to acquire by redemption all of the Common Membership Units held by the Rio Tinto Members (the “CPE Redeemed Units”) and shall specify a date, which is not more than sixty (60) Business Days after delivery of the CPE Redemption Notice or as otherwise agreed between the Company and the Rio Tinto Members, on which date exercise of the CPE Redemption Right shall be completed (the “CPE Redemption Date”).  Unless CPE has assumed the rights and obligations of the Company with respect to the CPE Redemption Right pursuant to Section 8.3(b), then, on the CPE Redemption Date (i) the Rio Tinto Members shall transfer and surrender to the Company the CPE Redeemed Units and represent and warrant to the Company that the CPE Redeemed Units are owned by the Rio Tinto Members free and clear of all liens and encumbrances and (ii) the Company shall (x) cancel the CPE Redeemed Units, (y) pay to the Rio Tinto Members the Cash Settlement to which the Rio Tinto Members are entitled under this Section 8.3(a) and (z) revise Exhibit A accordingly to reflect the cancellation of the CPE Redeemed Units pursuant to this Section 8.3(a).

(b)           CPE Redemption Assumption Right.

(i)            If the Company has delivered a CPE Redemption Notice to the Rio Tinto Members (with a copy to CPE), CPE may, in its sole discretion, within three (3) Business Days of delivery of the CPE Redemption Notice or as otherwise agreed to between the Company and the Rio Tinto Members, elect to assume the rights and obligations of the Company with respect to the CPE Redemption Right (the “CPE Redemption Assumption Right”), whereupon CPE shall acquire the Common Membership Units held by the Rio Tinto Members as set forth below.  If CPE elects to exercise its CPE Redemption Assumption Right pursuant to this Section 8.3(b), within three (3) Business Days of delivery of the CPE Redemption Notice or as otherwise agreed to between the Company and the Rio Tinto Members, CPE shall give written notice (the “CPE Redemption Assumption Notice”) to the Company (with a copy to the Rio Tinto Members) of its intent to exercise the CPE Redemption Assumption Right and its intended settlement method to pay, as CPE determines in its sole discretion, to the Rio Tinto Members on the CPE Redemption Date, either (x) the Share Settlement or (y) in lieu of the Share Settlement, the Cash Settlement or (z) both the Partial Share Settlement and the Partial Cash Settlement (the Partial Share Settlement together with the Partial Cash Settlement, the “CPE Redemption Share/Cash Settlement”) for the CPE Redeemed Units.  On the CPE Redemption Date (to be effective immediately prior to the close of business on the CPE Redemption Date) (x) the Rio Tinto Members shall transfer and surrender to CPE and represent and warrant to CPE that the CPE Redeemed Units are owned by the Rio Tinto Members free and clear of all Liens, (y) if CPE determines to pay the Cash Settlement or the CPE Redemption Share/Cash Settlement, CPE shall transfer to the Company CPE Redeemed Units in respect of such Cash Settlement, or, if a CPE Redemption Share/Cash Settlement, CPE Redeemed Units in respect of the Partial Cash Settlement and, in each case, the Company shall (A) cancel the CPE Redeemed Units and (B) revise Exhibit A accordingly to reflect the cancellation of the CPE Redeemed Units and (z) if CPE determines to pay the Share Settlement or the CPE Redemption Share/Cash Settlement, CPE shall represent and warrant to the Rio Tinto Members that the shares of CPE Common Stock payable to the Rio Tinto Members are validly issued, fully paid and non-assessable.

(ii)           If CPE exercises the CPE Redemption Assumption Right and fully performs its obligations in connection therewith pursuant to this Section 8.3(b), the Company’s obligations with respect to the CPE Redemption Right shall be fully satisfied and discharged, and each of the Rio Tinto Members, the Company and CPE shall, for U.S. federal, state and local income tax purposes, treat the transaction between CPE and the Rio Tinto Members as a sale of the Rio Tinto Members’ Common Membership Units to CPE.  The Rio Tinto Members agree to execute such instruments of transfer, officer’s or other certificates or cross receipts to the extent necessary to evidence the transfer of the CPE Redeemed Units and as CPE may reasonably require in connection with the issuance of shares of CPE Common Stock upon exercise of the CPE Redemption Assumption Right.

(c)           Redemption Mechanics.  On the CPE Redemption Date the following shall occur:

(1)           the Company shall (A) revise Exhibit A to reflect (i) that the Rio Tinto Members will hold no Common Membership Units following the CPE Redemption Date and (ii) if CPE exercises the CPE Redemption Assumption Right, the number of Common Membership Units held by CPE following the CPE Redemption Date, and (B) deliver to CPE all transfer tax stamps or funds therefor, if required in connection with the exercise of the CPE Redemption Right;

(2)           (i) if CPE has not exercised the CPE Redemption Assumption Right, the Company shall deliver to the Rio Tinto Members a Cash Settlement for the CPE Redeemed Units or (ii) if CPE has exercised the CPE Redemption Assumption Right, CPE shall deliver to the Rio Tinto Members (or such other party that the Rio Tinto Members may designate) one of the following:

(A)          in the event that CPE determines to pay the Rio Tinto Members the Share Settlement, CPE shall (x) issue to the Rio Tinto Members in such name or names as the Rio Tinto Members may direct the Share Settlement and (y) deliver or cause to be delivered at the office of CPE’s transfer agent, a certificate or certificates representing the number of full shares of CPE Common Stock issuable in a Share Settlement, if the CPE Common Stock is certificated, issued in the name of the Rio Tinto Members or in such other name or names as the Rio Tinto Members may direct;

(B)           in the event that CPE determines to pay the Rio Tinto Members the Cash Settlement, CPE shall pay to the Rio Tinto Members or such other Person as the Rio Tinto Members may direct the Cash Settlement; or

(C)           in the event that CPE determines to pay the CPE Redemption Share/Cash Settlement, CPE shall (x) issue to the Rio Tinto Members in such name or names as the Rio Tinto Members may direct the Partial Share Settlement, (y) deliver or cause to be delivered at the office of CPE’s transfer agent, a certificate or certificates representing the number of full shares of CPE Common Stock issuable upon redemption in a Partial Share Settlement, if the CPE Common Stock is certificated, issued in the name of the Rio Tinto Members or in such other name or names as the Rio Tinto Members may direct, and (z) pay to the Rio Tinto Members or such other Persons as the Rio Tinto Members may direct the Partial Cash Settlement.

If CPE exercises the CPE Redemption Assumption Right, the acquisition of the CPE Redeemed Units pursuant to this Section 8.3 shall be deemed to have been effected immediately prior to the close of business on the CPE Redemption Date.  If CPE elects to pay (i) the Share Settlement or (ii) the CPE Redemption Share/Cash Settlement, the Person or Persons in whose name or names the shares of CPE Common Stock are to be recorded shall be treated for all purposes as having become the record holder or holders of such shares of CPE Common Stock immediately prior to the close of business on the CPE Redemption Date and may resell such shares of CPE Common Stock as permitted under applicable Law.

8.4          Effect of Void Transfers.  No Transfer of any Units owned by a Member in violation hereof shall be made or recorded on the books of the Company, and any such purported Transfer shall be void and of no effect.

ARTICLE 9
REDEMPTION RIGHT OF RIO TINTO MEMBERS

9.1          Redemption Right of Rio Tinto Members.

(a)           Redemption Right. Any Rio Tinto Member shall be entitled to cause the Company to acquire by redemption at any time all or any portion of the Common Membership Units held by it (the “Redemption Right”) at a redemption price to be paid by the Company equal to and in the form of the Cash Settlement.  Any Rio Tinto Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to CPE.  The Redemption Notice shall specify the number of Common Membership Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, which is not more than sixty (60) Business Days after delivery of the Redemption Notice or as otherwise agreed between the Company and such Redeeming Member, on which date exercise of the Redemption Right shall be completed (the “Redemption Date”) unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 9.1(c).  Notwithstanding the foregoing sentence, if any Rio Tinto Member exercises the Redemption Right within one hundred eighty (180) days following the date of this Agreement and after giving effect to the redemption of the Redeemed Units the Rio Tinto Members, collectively, will cease to own any Common Membership Units, the Redemption Date specified in the Redemption Notice shall be at least sixty (60) Business Days after delivery of the Redemption Notice.  Unless (i) CPE has assumed the rights and obligations of the Company with respect to the Redemption Right pursuant to Section 9.1(b), or (ii) the Redeeming Member has timely delivered a Retraction Notice as provided in Section 9.1(c), then, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (x) the Redeeming Member shall transfer and surrender to the Company the Redeemed Units and represent and warrant to the Company that the Redeemed Units are owned by such Redeeming Member free and clear of all liens and encumbrances and (y) the Company shall (A) cancel the Redeemed Units, (B) pay to the Redeeming Member the Cash Settlement to which the Redeeming Member is entitled under this Section 9.1(a) and (C) revise Exhibit A accordingly to reflect the cancellation of the Redeemed Units pursuant to this Section 9.1(a).  All of the Company’s rights and obligations arising from the Redemption Notice shall terminate if the Redeeming Member timely delivers a Retraction Notice as provided in Section 9.1(c).

(b)           CPE Assumption Right.

(i)            If a Rio Tinto Member has delivered a Redemption Notice to the Company (with a copy to CPE), CPE may, in its sole discretion, within three (3) Business Days of delivery of the Redemption Notice or as otherwise agreed to between the Company and the Redeeming Member, elect to assume the rights and obligations of the Company with respect to the Redemption Right (the “CPE Assumption Right”), whereupon CPE shall acquire the Common Membership Units offered for redemption by the Redeeming Member as set forth below.  If CPE elects to exercise its CPE Assumption Right pursuant to this Section 9.1(b), within three (3) Business Days of delivery of the Redemption Notice or as otherwise agreed to between the Company and the Redeeming Member, CPE shall give written notice (the “CPE Assumption Notice”) to the Company (with a copy to the Redeeming Member) of its intent to exercise the CPE Assumption Right and its intended settlement method to pay, as CPE determines in its sole discretion, to the Redeeming Member on the Redemption Date, either (x) the Share Settlement or (y) in lieu of the Share Settlement, the Cash Settlement or (z) both the Partial Share Settlement and the Partial Cash Settlement (the Partial Share Settlement together with the Partial Cash Settlement, the “Share/Cash Settlement”) for the Redeemed Units.  On the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (x) the Redeeming Member shall transfer and surrender to CPE and represent and warrant to CPE that the Redeemed Units are owned by such Redeeming Member free and clear of all Liens, (y) if CPE determines to pay the Cash Settlement or the Share/Cash Settlement, CPE shall transfer to the Company Redeemed Units in respect of such Cash Settlement, or, if a Share/Cash Settlement, Redeemed Units in respect of the Partial Cash Settlement and (z) if CPE determines to pay the Share Settlement or the Share/Cash Settlement, CPE shall represent and warrant to the Redeeming Member that the shares of CPE Common Stock payable to the Redeeming Member are validly issued, fully paid and non-assessable.

(ii)           If CPE exercises the CPE Assumption Right and fully performs its obligations in connection therewith pursuant to this Section 9.1(b), the Company’s obligations with respect to such Redeeming Member’s exercise of the Redemption Right shall be fully satisfied and discharged, and each of the Redeeming Member, the Company and CPE shall, for U.S. federal, state and local income tax purposes, treat the transaction between CPE and the Redeeming Member as a sale of the Redeeming Member’s Common Membership Units to CPE. Each Redeeming Member agrees to execute such instruments of transfer, officer’s or other certificates or cross receipts to the extent necessary to evidence the redemption of the Redeemed Units and as CPE may reasonably require in connection with the issuance of shares of CPE Common Stock upon exercise of the CPE Assumption Right.

(c)           Retraction Notice. At any time after delivery of the Redemption Notice and no later than three (3) Business Days prior to the Redemption Date or as otherwise agreed between the Company and such Redeeming Member, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to CPE).  The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, Company’s and CPE’s rights and obligations under this Section 9.1 arising from such Redemption Notice.

(d)           Redemption Mechanics.  Unless a timely Retraction Notice has been delivered to the Company with a copy to CPE prior to the Redemption Date as set forth in Section 9.1(c), on the Redemption Date the following shall occur:

(1) the Company shall (A) revise Exhibit A to reflect (i) the number of Common Membership Units held by the Redeeming Member following the Redemption Date and (ii) if CPE exercises the CPE Assumption Right, the number of Common Membership Units held by CPE following the Redemption Date, and (B) deliver to CPE all transfer tax stamps or funds therefor, if required pursuant to Section 9.1(e);

(2) (i) if CPE has not exercised the CPE Assumption Right, the Company shall deliver to the Redeeming Member a Cash Settlement for the Redeemed Units or (ii) if CPE has exercised the CPE Assumption Right, CPE shall deliver to the Redeeming Member (or such other party that the Redeeming Member may designate) one of the following:

(A) in the event that CPE determines to pay the Redeeming Member the Share Settlement, CPE shall (x) issue to the Redeeming Member in such name or names as the Redeeming Member may direct the Share Settlement and (y) deliver or cause to be delivered at the office of CPE’s transfer agent, a certificate or certificates representing the number of full shares of CPE Common Stock issuable upon redemption in a Share Settlement, if the CPE Common Stock is certificated, issued in the name of the Redeeming Member or in such other name or names as the Redeeming Member may direct;

(B) in the event that CPE determines to pay the Redeeming Member the Cash Settlement, CPE shall pay to the Redeeming Member or such other Person as the Redeeming Member may direct the Cash Settlement; or

(C)           in the event that CPE determines to pay the Share/Cash Settlement, CPE shall (x) issue to the Redeeming Member in such name or names as the Redeeming Member may direct the Partial Share Settlement, (y) deliver or cause to be delivered at the office of CPE’s transfer agent, a certificate or certificates representing the number of full shares of CPE Common Stock issuable upon redemption in a Partial Share Settlement, if the CPE Common Stock is certificated, issued in the name of the Redeeming Member or in such other name or names as the Redeeming Member may direct, and (z) pay to the Redeeming Member or such other Persons as the Redeeming Member may direct the Partial Cash Settlement.

If CPE exercises the CPE Assumption Right, redemption pursuant to this Section 9.1 shall be deemed to have been effected immediately prior to the close of business on the Redemption Date.  If CPE elects to pay (i) the Share Settlement or (ii) the Share/Cash Settlement, the Person or Persons in whose name or names the shares of CPE Common Stock are to be recorded shall be treated for all purposes as having become the record holder or holders of such shares of CPE Common Stock immediately prior to the close of business on the Redemption Date and may resell such shares of CPE Common Stock as permitted under applicable Law.

(e)           Stamp or Similar Taxes.  The issuance of certificates, if such certificates are issued, representing shares of CPE Common Stock upon redemption of Common Membership Units in (i) a Share Settlement or (ii) a Partial Share Settlement and Partial Cash Settlement upon exercise by CPE of the CPE Assumption Right shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the Redeeming Member, then the Person or Persons requesting the issuance thereof shall pay to the Company for remittance to CPE the amount of any tax that may be payable by CPE in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

9.2          Effect of Exercise of Redemption Right.  This Agreement shall continue notwithstanding the exercise of a Redeeming Member’s Redemption Right and all governance or other rights set forth herein in accordance with their terms and subject to their conditions (including as referenced in Section 4.3(a) and (b)) shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining Interest in the Company).  No exercise of a Redeeming Member’s Redemption Right shall relieve such Redeeming Member of any prior breach of this Agreement.

9.3          Reservation of CPE Common Stock.  CPE shall at all times reserve and keep available out of its authorized but unissued CPE Common Stock, solely for the purpose of issuance upon redemption of Common Membership Units, such number of CPE Common Stock that may be issuable upon the exercise by CPE of the CPE Assumption Right, assuming for purposes of this Section 9.3, that CPE would elect to exercise its CPE Assumption Right and chose the Share Settlement as its intended settlement method to pay; provided, that nothing contained herein shall be construed to preclude CPE from paying the Share Settlement by delivery of CPE Common Stock which is held in the treasury of CPE.  CPE covenants that all CPE Common Stock that shall be issued upon (i) a Share Settlement or (ii) a Share/Cash Settlement will, upon issue, be validly issued, fully paid and non-assessable.

ARTICLE 10
MISCELLANEOUS

10.1        Further Assurances.  The Manager and each Member of the Company shall, or shall cause their respective Affiliates or Representatives, as appropriate, to, take such actions and execute and deliver such other agreements, instruments and documents as may be necessary or desirable in order to carry out the purposes of this Agreement.

10.2        Amendments.  Except as otherwise expressly provided in this Agreement or as required by Law, this Agreement may be amended by the written consent of each of the (i) Manager and (ii) the Non-Managing Members; provided, however, that no amendment may adversely affect the rights of any holder of Common Membership Units without the consent of such holder if such amendment adversely affects the rights of such holder other than on a pro rata basis with other holders of Common Membership Units (it being understood that any amendment to Section 4.3 of this Agreement prior to the Rio Tinto Member Non-Approval Trigger Date requires the prior written consent of the Rio Tinto Members).  In addition, any amendment to the Management Services Agreement that could materially adversely impact the economic interests of the Non-Managing Members will require the consent of the Non-Managing Members prior to the execution of such amendment by the Manager on behalf of CPE LLC.  Notwithstanding the foregoing, the consent rights of the Non-Managing Members pursuant to this Section 10.2 shall terminate when the Non-Managing Members cease to own in the aggregate at least 10% of the Initial Units.

10.3        Restrictions on Disclosure of Information.  For a period of three (3) years after the earlier of (x) the dissolution of the Company and the termination of this Agreement or (y) the date upon which such Member ceases to be a Member of the Company:

(a)           Each Member shall, and shall cause its Affiliates and its and its Affiliates’ directors, officers, employees, agents and Representatives to, hold in confidence, in accordance with no less than the standards of confidentiality that it uses with respect to its own Confidential Information (as defined below), and in no event less than a reasonable standard of care, all documents and Information concerning any other party hereto furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement which the Manager notifies such Member that it in good faith believes it is not in the best interest of the Company to disclose or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential (the “Confidential Information”).  Notwithstanding the foregoing, each Member and each of its Affiliates may disclose such Confidential Information to the extent that such Confidential Information is required, in such Member’s sole discretion, in connection with the preparation of any financial, reserve or other information as needed or appropriate to be included in the public filings of such Member or is required to be disclosed to lenders of Indebtedness, provided such lenders are under an obligation to keep such Confidential Information confidential, or such Member or Affiliate can demonstrate that such Confidential Information is or was (i) generally available to the public other than by the breach of this Agreement, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such Person.  Notwithstanding the foregoing, each Member and its Affiliates may disclose such Confidential Information to the extent that such Person reasonably believes it is legally compelled to disclose such Confidential Information by judicial or administrative process or to any tribunal, agency, Governmental Authority, including, but not limited to, the New York Stock Exchange, or else stand liable for contempt or suffer other censure or financial penalty or is otherwise required by Law to disclose such Confidential Information.  Each Member shall maintain, and shall cause its Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 10.3(a).  Nothing contained in this Section 10.3 shall be deemed to limit the disclosure by a Member of its own Confidential Information.

(b)           Each Member shall (i) not, directly or indirectly, use the Confidential Information of the Company, except (x) as necessary in the ordinary course of the Company’s or such Member’s business or (y) as otherwise agreed between the Company and any Member, or disclose the Confidential Information of the Company to any third party and (ii) inform all of its employees to whom the Confidential Information of the Company is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.  Notwithstanding the foregoing, in connection with a potential merger, acquisition, disposition, financing or other transaction or any potential Transfer of Units or CPE Common Stock by a Member, such Member may disclose Confidential Information of the Company to third-parties if the Member requires the recipients of such Confidential Information to sign an agreement of confidentiality and nondisclosure reasonably satisfactory to such Member.

(c)           The Company shall preserve the confidentiality of all Confidential Information supplied by the Members and their Affiliates (“Member Information”) to the same extent that a Member must preserve the confidentiality of Confidential Information pursuant to Sections 10.3(a) and (b).

(d)           Member Information shall not be supplied by the Company or its Subsidiaries to any Person, including any other Member, who is not an employee of the Company or the Manager, including any employee of a Member who is not an employee of the Company or the Manager. Notwithstanding the foregoing, Member Information may be disclosed to the Member’s Representatives and to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such Member Information for the benefit of each provider of Member Information in a form reasonably acceptable to the Members providing such Member’s Information. Member Information disclosed by any Member to the Company or the Manager shall not be shared with any other Member that is not the Manager without the disclosing Member’s written consent.

10.4        Injunctive Relief.  The Company and each Member acknowledge and agree that any breach or violation of any of the terms of, or a default under, this Agreement, including, but not limited to, Section 4.3, will cause the other Members and the Company, as the case may be, irreparable injury for which an adequate remedy at law is not available.  Accordingly, it is agreed that each of the Members and the Company will be entitled to an injunction or restraining order restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance of the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled, at law or equity.  The Company and each Member further agree that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.  Nothing stated herein shall limit any other remedies provided under this Agreement or available to the parties at law or equity.

10.5        No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective legal representatives, successors and permitted assigns and transferees.  Except as otherwise provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.6        Notices.  Any notice, instruction, direction, demand or other communication required under the terms of this Agreement shall be in writing and shall be delivered by hand, facsimile transmission, electronic mail or nationally recognized overnight delivery service (with postage prepaid) and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt.  Notices to the Company or any Member shall be delivered to the Company or such Member as set forth in Exhibit A, as it may be revised from time to time.

10.7        Severability.  If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Company or the Members.

Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Company and the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

10.8        Counterparts and Signature.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  This Agreement may be executed by electronic transmission, including by facsimile or electronic mail, by each party hereto of a signed signature page hereof to the other party.

10.9        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

(b)           Each Party hereby expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Wilmington, Delaware (and each appellate court wherever located with jurisdiction over appeals from such court) for any action or other proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated thereby (and agrees not to commence any action or other proceeding relating thereto except in such courts, including to enforce any settlement, order or award).  Each Party hereto:

(i)            consents to service of process in any such action or proceeding in any manner permitted by the laws of the State of Delaware, and also agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.6 is sufficient and reasonably calculated to give actual notice;

(ii)           agrees that each state and federal court located in Wilmington, Delaware shall be deemed to be a convenient forum; and

(iii)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in Wilmington, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

(c)           In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in Wilmington, Delaware.

(d)           Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any legal action or other legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties hereto (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers set forth in this Section 10.9(d).

(signature page follows)

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

RIO TINTO ENERGY AMERICA INC.

By:	/s/ James P. Berson
Name:	James P. Berson
Title:	Authorized Agent

KENNECOTT MANAGEMENT SERVICES COMPANY

By:	/s/ James P. Berson
Name:	James P. Berson
Title:	Authorized Agent

CLOUD PEAK ENERGY INC.

By:	/s/ Colin Marshall
Name:	Colin Marshall
Title:	President and CEO

[Signature page for Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC]